                                                                  EXHIBIT (a)(6)

================================================================================


                                CREDIT AGREEMENT


                                      among


                          PHYSICIANS' SPECIALTY CORP.,
                                  as Borrower,

                            THE LENDERS NAMED HEREIN,
                                   as Lenders,

                           FIRST UNION NATIONAL BANK,
                            as Administrative Agent,

                                       and
                            CIBC WORLD MARKETS CORP.,
                              as Syndication Agent


                       $60,000,000 Senior Credit Facility


                          FIRST UNION SECURITIES, INC.,
                      as Sole Book-Runner and Lead Arranger


                          Dated as of November 1, 1999


================================================================================

                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

                                   DEFINITIONS

1.1      Defined Terms......................................................   1
1.2      Accounting Terms...................................................  25
1.3      Other Terms; Construction..........................................  26

                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOANS

2.1      Commitments........................................................  26
2.2      Borrowings.........................................................  27
2.3      Disbursements; Funding Reliance; Domicile of Loan..................  29
2.4      Notes..............................................................  30
2.5      Termination and Reduction of Commitments...........................  31
2.6      Mandatory Payments and Prepayments.................................  32
2.7      Voluntary Prepayments..............................................  34
2.8      Interest...........................................................  35
2.9      Fees...............................................................  36
2.10     Interest Periods...................................................  37
2.11     Conversions and Continuations......................................  38
2.12     Method of Payments; Computations...................................  39
2.13     Recovery of Payments...............................................  40
2.14     Use of Proceeds....................................................  40
2.15     Pro Rata Treatment.................................................  40
2.16     Increased Costs; Change in Circumstances; Illegality; etc..........  41
2.17     Taxes..............................................................  43
2.18     Compensation.......................................................  45
2.19     Replacement of Lenders.............................................  46

                                   ARTICLE III

                                LETTERS OF CREDIT

3.1      Issuance...........................................................  46
3.2      Notices............................................................  47
3.3      Participations.....................................................  48
3.4      Reimbursement......................................................  48
3.5      Payment by Revolving Loans.........................................  48
3.6      Payment to Lenders.................................................  49
3.7      Obligations Absolute...............................................  49


3.8      Cash Collateral Account............................................  51
3.9      Effectiveness......................................................  52

                                   ARTICLE IV

                             CONDITIONS OF BORROWING

4.1      Conditions of Initial Borrowing....................................  52
4.2      Conditions of All Borrowings.......................................  57

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.1      Organization and Power.............................................  58
5.2      Authorization; Enforceability......................................  58
5.3      No Violation.......................................................  58
5.4      Governmental and Third-Party Authorization; Permits................  59
5.5      Litigation.........................................................  60
5.6      Taxes..............................................................  60
5.7      Subsidiaries/Minority Investments..................................  60
5.8      Full Disclosure....................................................  60
5.9      Margin Regulations.................................................  61
5.10     No Material Adverse Change.........................................  61
5.11     Financial Matters..................................................  61
5.12     Ownership of Properties............................................  62
5.13     ERISA..............................................................  62
5.14     Environmental Matters..............................................  63
5.15     Compliance With Laws...............................................  64
5.16     Regulated Industries...............................................  64
5.17     Insurance..........................................................  64
5.18     Material Contracts.................................................  64
5.19     Security Documents.................................................  64
5.20     Labor Relations....................................................  65
5.21     Year 2000 Compatibility............................................  65
5.22     Service Agreements.................................................  65
5.23     Reimbursement......................................................  66
5.24     Fraud and Abuse....................................................  66
5.25     Certain Transactions...............................................  66
5.26     Ownership..........................................................  67
5.27     Management History.................................................  67

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

6.1      Financial Statements...............................................  68
6.2      Other Business and Financial Information...........................  69



6.3      Existence; Franchises; Maintenance of Properties...................  71
6.4      Compliance with Laws...............................................  71
6.5      Payment of Obligations.............................................  71
6.6      Insurance..........................................................  71
6.7      Maintenance of Books and Records; Inspection.......................  71
6.8      Managed Practices..................................................  72
6.9      Permitted Acquisitions and Permitted Minority Investments..........  72
6.10     Creation or Acquisition of Subsidiaries............................  74
6.11     Additional Security................................................  75
6.12     Year 2000 Compatibility............................................  76
6.13     Further Assurances.................................................  76
6.14     Compliance with Transaction Documents..............................  76

                                   ARTICLE VII

                               FINANCIAL COVENANTS

7.1      Total Leverage Ratio...............................................  76
7.2      Senior Leverage Ratio..............................................  77
7.3      Minimum Interest Coverage Ratio....................................  77

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

8.1      Merger; Consolidation..............................................  77
8.2      Indebtedness.......................................................  78
8.3      Liens..............................................................  80
8.4      Disposition of Assets..............................................  81
8.5      Investments........................................................  82
8.6      Restricted Payments................................................  84
8.7      Transactions with Affiliates.......................................  84
8.8      Lines of Business..................................................  85
8.9      Certain Amendments.................................................  85
8.10     Limitation on Certain Restrictions.................................  85
8.11     No Other Negative Pledges..........................................  86
8.12     Fiscal Year........................................................  86
8.13     Accounting Changes.................................................  86
8.14     Hazardous Wastes...................................................  86

                                   ARTICLE IX

                                EVENTS OF DEFAULT

9.1      Events of Default..................................................  87
9.2      Remedies: Termination of Commitments, Acceleration, etc............  90
9.3      Remedies: Set-Off..................................................  91


                                    ARTICLE X

                                    THE AGENT

10.1     Appointment........................................................  91
10.2     Nature of Duties...................................................  91
10.3     Exculpatory Provisions.............................................  92
10.4     Reliance by Agent..................................................  92
10.5     Non-Reliance on Agent and Other Lenders............................  92
10.6     Notice of Default..................................................  93
10.7     Indemnification....................................................  93
10.8     The Agent in its Individual Capacity...............................  94
10.9     Successor Agent....................................................  94
10.10    Collateral Matters.................................................  94
10.11    Issuing Lender and Swingline Lender................................  95
10.12    Syndication Agent..................................................  95

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1     Fees and Expenses..................................................  95
11.2     Indemnification....................................................  96
11.3     Governing Law; Consent to Jurisdiction.............................  96
11.4     Arbitration; Preservation and Limitation of Remedies...............  97
11.5     Notices............................................................  98
11.6     Amendments, Waivers, etc...........................................  99
11.7     Assignments, Participations........................................ 100
11.8     No Waiver.......................................................... 102
11.9     Successors and Assigns............................................. 102
11.10    Survival........................................................... 102
11.11    Severability....................................................... 103
11.12    Construction....................................................... 103
11.13    Confidentiality.................................................... 103
11.14    Counterparts; Effectiveness........................................ 103
11.15    Disclosure of Information.......................................... 103
11.16    Entire Agreement................................................... 104

                                    EXHIBITS

Exhibit A-1                Form of Revolving Note
Exhibit A-2                Form of Swingline Note
Exhibit B-1                Form of Notice of Borrowing
Exhibit B-2                Form of Notice of Swingline Borrowing
Exhibit B-3                Form of Notice of Conversion/Continuation
Exhibit B-4                Form of Letter of Credit Notice
Exhibit C                  Form of Compliance Certificate
Exhibit D                  Form of Assignment and Acceptance
Exhibit E                  Form of Pledge and Security Agreement
Exhibit F                  Form of Subsidiary Guaranty
Exhibit G-1                Form of Opinion of Goodwin, Procter & Hoar LLP
Exhibit G-2                Form of Opinion of Local Counsel
Exhibit H                  Form of Financial Condition Certificate
Exhibit I                  Form of Intercompany Note
Exhibit J                  Form of Agency Account Agreement
Exhibit K                  Form of Perfection Certificate
Exhibit L                  Form of Subordination Terms


                                    SCHEDULES

Schedule 1.1(a)            Permitted Minority Investments
Schedule 1.1(b)            Permitted Joint Ventures
Schedule 4.1(a)            Deposit Accounts
Schedule 5.4               Consents and Approvals
Schedule 5.5               Litigation
Schedule 5.7               Subsidiaries and Minority Investments
Schedule 5.11              Exceptions to Financial Statements
Schedule 5.12              Ownership of Properties
Schedule 5.17              Insurance
Schedule 5.18              Material Contracts
Schedule 5.26              Ownership
Schedule 8.2               Indebtedness
Schedule 8.3               Liens
Schedule 8.4               Sale Leaseback Transactions
Schedule 8.5               Investments
Schedule 8.6               Seller Notes
Schedule 8.7               Transactions with Affiliates
Schedule 8.11              Negative Pledges

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT, dated as of the 1st day of November, 1999 (this "Agreement"), is made among PHYSICIANS' SPECIALTY CORP., a Delaware corporation with its principal offices in Atlanta, Georgia (the "Borrower"), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the date hereof (collectively, the "Lenders"), and FIRST UNION NATIONAL BANK ("First Union"), as administrative agent for the Lenders (in such capacity, the "Agent").



                                    RECITALS

         A. The Borrower has requested that the Lenders make available to the Borrower a revolving credit facility in the aggregate principal amount of $60,000,000. The Borrower will use the proceeds of this facility to refinance certain existing indebtedness, to finance, in part, the leveraged buyout by certain executive officers of the Borrower and TA Associates of certain existing stockholders of the Borrower, to finance, in part, certain permitted acquisitions as described herein, to pay or reimburse certain fees and expenses in connection herewith and therewith, and for working capital and general corporate purposes, all as more fully described herein.

         B. The Lenders are willing to make available to the Borrower the credit facility described herein subject to and on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I


                                  DEFINITIONS

         1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

         "AAA" shall have the meaning given to such term in SECTION 11.4(A).

         "Account Designation Letter" shall mean a letter from the Borrower to the Agent, duly completed and signed by an Authorized Officer and in form and substance satisfactory to the Agent, listing any one or more accounts to which the Borrower may from time to time request the Agent to forward the proceeds of any Loans made hereunder.

         "Acquisition" shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of (or fifty percent (50%), combined with direct or indirect management control of) the combined voting power of the then outstanding securities or other ownership interests of such Person. Acquisitions of less than a majority of (or fifty percent (50%), combined with direct or indirect management control of) the combined voting power of the then outstanding securities or other ownership interests of a Person shall constitute a Minority Investment and not an Acquisition.

         "Adjusted Base Rate" shall mean, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Margin Percentage for Base Rate Loans as in effect at such time.

         "Adjusted LIBOR Rate" shall mean, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Margin Percentage for LIBOR Loans as in effect at such time.

         "Affiliate" shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person. For purposes of this definition, with respect to any Person "control" shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 15% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

         "Agent" shall mean First Union, in its capacity as Administrative Agent appointed under ARTICLE X, and its successors and permitted assigns in such capacity.

         "Agency Account Agreements" shall mean the Agency Account Agreements, substantially in the form of EXHIBIT J, executed and delivered by the Borrower and its Subsidiaries in connection with this Agreement and the other Credit Documents.

         "Agreement" shall mean this Credit Agreement, as amended, modified or supplemented from time to time.

         "Annualized Consolidated EBITDA" shall mean, as of the last day of any fiscal quarter, Consolidated EBITDA for the fiscal quarter ending on such date, multiplied by four (4).

         "Annualized Consolidated Interest Expense" shall mean, as of the last day of any fiscal quarter, Consolidated Interest Expense for the fiscal quarter ending on such date, multiplied by four (4).

         "Applicable Margin Percentage" shall mean, at any time from and after the Closing Date, the applicable percentage (a) to be added to the Base Rate pursuant to SECTION 2.8 for purposes of determining the Adjusted Base Rate, (b) to be added to the LIBOR Rate pursuant to SECTION 2.8 for purposes of determining the Adjusted LIBOR Rate and (c) to be used in calculating the commitment fee payable pursuant to SECTION 2.9(B), in each case as determined under the following matrix with reference to the Total Leverage Ratio:


                                                      Applicable           Applicable Base           Applicable
    Tier            Total Leverage Ratio             LIBOR Margin            Rate Margin           Commitment Fee
    ----            --------------------             ------------            -----------           --------------

     I        Greater than or equal to 4.00 to          3.500%                  2.250%                  0.500%
                             1.0

     II           Less than 4.00 to 1.0 but             3.250%                  2.000%                  0.500%
              greater than or equal to 3.50 to
                             1.0

    III           Less than 3.50 to 1.0 but             3.000%                  1.750%                  0.500%
              greater than or equal to 3.00 to
                             1.0

     IV           Less than 3.00 to 1.0 but             2.750%                  1.500%                  0.500%
              greater than or equal to 2.50 to
                             1.0

     V            Less than 2.50 to 1.0 but             2.500%                  1.250%                  0.500%
              greater than or equal to 2.00 to
                             1.0

     VI             Less than 2.00 to 1.0               2.250%                  1.000%                  0.500%


On each Adjustment Date (as hereinafter defined), the Applicable Margin Percentage for all Loans and the commitment fee payable pursuant to SECTION 2.9(B) shall be adjusted effective as of such date (based upon the calculation of the Total Leverage Ratio as of the last day of the fiscal period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Borrower shall have failed to deliver the financial statements and a Compliance Certificate as required by SECTION 6.1(A) or SECTION 6.1(B), as the case may be, and SECTION 6.2(A), then at the election of the Required Lenders, at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered to the date on which the same shall have been delivered, each Applicable Margin Percentage shall be determined in accordance with the above matrix as if the Total Leverage Ratio were greater than or equal to 4.00 : 1.0 (notwithstanding the actual Total Leverage Ratio). Upon delivery of the outstanding financial statements and Compliance Certificate, the Applicable Margin Percentage shall be adjusted, effective as of such date of delivery (or, if such day is not a Business Day, on the next succeeding Business Day), based upon the calculation of the Total Leverage Ratio in accordance with the above matrix. For purposes of this definition, "Adjustment Date" shall mean, with respect to any fiscal period of the Borrower beginning with the fiscal quarter ending December 31, 1999, the tenth (10th) day (or, if such day is not a Business Day, on the next succeeding Business Day) after delivery by the Borrower in accordance with SECTION 6.1(A) or SECTION 6.1(B), as the case may be, of (i) financial statements as of the end of and for such fiscal period and (ii) a duly completed Compliance Certificate with respect to such fiscal period. Until the first Adjustment Date, each Applicable Margin

Percentage shall be determined in accordance with the above matrix based upon the Total Leverage Ratio as set forth in the pro forma Covenant Compliance Worksheet required to be delivered pursuant to SECTION 4.1(L).

         "Arbitration Rules" shall have the meaning given to such term in
SECTION 11.4.

         "Asset Disposition" shall mean any sale, assignment, transfer or other disposition by the Borrower or any of its Subsidiaries to any other Person (other than to the Borrower or to a Wholly Owned Subsidiary), whether in one transaction or a series of related transactions, of any of its assets, business units or other properties (including any interests in property, whether tangible or intangible, and including Capital Stock of the Subsidiaries), but excluding the sale or other disposition of assets permitted under clauses (i), (ii) or
(iv) of SECTION 8.4.

         "Assignee" shall have the meaning given to such term in SECTION
11.7(A).

         "Assignment and Acceptance" shall mean an Assignment and Acceptance entered into between a Lender and an Assignee and accepted by the Agent and the Borrower, in substantially the form of EXHIBIT D.

         "Authorized Officer" shall mean, with respect to any action specified herein, any officer of the Borrower duly authorized by resolution of the board of directors of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Agent by the secretary or an assistant secretary of the Borrower.

         "Bankruptcy Code" shall mean 11 U.S.C. ss.ss. 101 et seq., as amended from time to time, and any successor statute.

         "Base Rate" shall mean the higher of (i) the per annum interest rate publicly announced from time to time by First Union in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

         "Base Rate Loan" shall mean, at any time, any Loan that bears interest at such time at the Adjusted Base Rate.

         "Borrower" shall mean Physicians' Specialty Corp, a Delaware corporation, and its successors.

         "Borrowing" shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to SECTION 2.11) on a single date of a group of Loans of a single Class, Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

         "Borrowing Date" shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

         "Business Day" shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina are required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

         "Capital Stock" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

         "Cash Collateral Account" shall have the meaning given to such term in
SECTION 3.8.

         "Cash Equivalents" shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 90 days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor's Ratings Services or at least A2 or the equivalent thereof by Moody's Investors Service, Inc., (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clause (i) above.

         "Casualty Event" shall mean, with respect to any property (including any interest in property) of the Borrower or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation in an amount for any Casualty Event exceeding $100,000 or in the aggregate for all Casualty Events exceeding $250,000 and to the extent such proceeds are not used to repair damaged property or reinvested in similar assets within one hundred eighty (180) days after receipt thereof and in compliance with the other terms and conditions of this Agreement.

         "Class" shall have the meaning given to such term in SECTION 2.2(A).

         "Closing Date" shall mean the date upon which the initial extensions of credit are made pursuant to this Agreement.

         "Collateral" shall mean all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.

         "Commitments" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment and Swingline Commitment (if any).

         "Compliance Certificate" shall mean a fully completed and duly executed certificate in the form of EXHIBIT C, together with a Covenant Compliance Worksheet.

         "Consolidated EBITDA" shall mean, for any period, without duplication, the aggregate of (i) Consolidated Net Income for such period, plus (ii) the sum of Consolidated Interest Expense, federal, state, local and other income taxes, depreciation, amortization of intangible assets, PIK Dividends, PIK Interest and compensation charges related to the non-cash exercise of stock options to the extent not capitalized, all to the extent taken into account in the calculation of Consolidated Net Income for such period and all calculated on a consolidated basis in accordance with GAAP, minus (iii) the sum of extraordinary or nonrecurring gains (including in connection with the sale or write-up of assets), all to the extent taken into account in the calculation of Consolidated Net Income for such period and calculated on a consolidated basis in accordance with GAAP, plus (iv) the sum of extraordinary or nonrecurring losses, all solely to the extent reasonably approved by the Required Lenders, taken into account in the calculation of Consolidated Net Income for such period and calculated on a consolidated basis in accordance with GAAP. Consolidated EBITDA shall be deemed to include, without duplication, historical Consolidated EBITDA of any business acquired and operated by the Borrower or any Material Subsidiary after the commencement of the relevant measurement period, as if such business had been acquired by the Borrower or such Material Subsidiary as of the first day of such measurement period; provided that such Consolidated EBITDA is supported by financial statements, tax returns or other financial data acceptable to the Agent in its reasonable discretion. Calculations of Consolidated EBITDA shall exclude the results of operations of any entity disposed of by the Borrower or any Material Subsidiary at any time after the first day of the relevant measurement period.

         "Consolidated Interest Expense" shall mean, for any period, the sum (without duplication) of (i) total cash interest expense of the Borrower and its Material Subsidiaries for such period in respect of Consolidated Total Indebtedness (including, without limitation, all such interest expense accrued or capitalized during such period, whether or not actually paid during such period, but excluding PIK Interest), determined on a consolidated basis and calculated in accordance with GAAP, (ii) all net amounts payable under or in respect of Hedge Agreements, to the extent paid or accrued by the Borrower and its Material Subsidiaries during such period, and (iii) all commitment fees and other ongoing fees in respect of Consolidated Total Indebtedness (including the commitment fee provided for under SECTION 2.9(B) and the fees provided for under the Fee Letter (other than the underwriting and arrangement fee set forth in clause (1) of the second paragraph of the Fee Letter)) paid, accrued or capitalized by the Borrower and its Material Subsidiaries during such period.

         "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Material Subsidiaries for such period, determined on a consolidated basis and calculated in accordance with GAAP. Consolidated Net Income shall exclude any net income (or loss) attributable to Non-Wholly Owned Subsidiaries to the extent
(a) such net income (or loss) is attributable to the proportionate share of the Capital Stock in such entities owned by Persons other than the Borrower or a Wholly Owned Subsidiary, or (b) such net income has not been distributed to the Borrower or a Wholly Owned Subsidiary of the Borrower; provided that actual transaction expenses in connection with the Transactions of up to $5,500,000 shall be added back to Consolidated Net Income to the extent actually expensed and not capitalized.

         "Consolidated Senior Indebtedness" shall mean, at any date, Consolidated Total Indebtedness as of such date less Subordinated Indebtedness of the Borrower and its Material Subsidiaries as of such date, determined on a consolidated basis.

         "Consolidated Total Indebtedness" shall mean, at any date, all Indebtedness of the Borrower and its Material Subsidiaries as of such date, determined on a consolidated basis.

         "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

         "Covenant Compliance Worksheet" shall mean a fully completed worksheet in the form of Attachment A to EXHIBIT C.

         "Credit Documents" shall mean this Agreement, the Notes, the Letters of Credit, the Fee Letter, the Security Agreement, the Subsidiary Guaranty, any other Security Documents, the Intercompany Notes, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

         "Debt Issuance" shall mean the issuance or sale by the Borrower or any of its Material Subsidiaries of any debt securities, whether in a public offering of such securities or otherwise; provided, however, that the term Debt Issuance shall not include the issue or sale of (i) debt securities issued or sold in connection with the Transactions or (ii) debt securities issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the Purchase Amount for any such Permitted Acquisition.

         "Default" shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

         "Disputes" shall have the meaning given to such term in SECTION 11.4.

         "Disqualified Capital Stock" shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or
(iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, that the shares of convertible participating preferred stock and redeemable preferred stock issued to TA Associates, the other shareholders of the Borrower and the Subordinated Investors in connection with the Transactions shall not constitute Disqualified Capital Stock as long as the terms and conditions of such shares remain unchanged as such terms and conditions exist on the Closing Date.

         "Dollars" or "$" shall mean dollars of the United States of America.

         "EBITDA" shall mean, for any Person during any period, the aggregate of
(i) net income (or loss) of such Person for such period, plus (ii) the sum of interest expense, federal, state, local and other income taxes, depreciation, amortization of intangible assets of such Person, all to the extent taken into account in the calculation of such Person's net income for such period and all calculated on a consolidated basis in accordance with GAAP, minus (iii) the sum of extraordinary or nonrecurring gains (including in connection with the sale or write-up of assets), all to the extent taken into account in the calculation of such Person's net income for such period and calculated on a consolidated basis in accordance with GAAP, plus (iv) the sum of extraordinary or nonrecurring losses, all solely to the extent reasonably approved by the Required Lenders, taken into account in the calculation of Consolidated Net Income for such period and calculated on a consolidated basis in accordance with GAAP.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "ERISA Affiliate" shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as, the Borrower or any Subsidiary, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

         "ERISA Event" shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce
Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

         "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $3,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or any successor thereto (the "OECD") or a political subdivision of any such country and having total assets in excess of $3,000,000,000; provided, that such bank or other financial institution is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in loans in the ordinary course of its business and having total assets in excess of $500,000,000, (v) any Affiliate of an existing Lender or (vi) any other Person approved by the Required Lenders, which approval shall not be unreasonably withheld.

         "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

         "Environmental Laws" shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, and orders of courts or Governmental Authorities, relating primarily to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time.

         "Equity Issuance" shall mean the issuance, sale or other disposition by the Borrower or any of its Material Subsidiaries of its Capital Stock (including, without limitation, pursuant to an initial registered public offering of Capital Stock of the Borrower), any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in the Borrower or any of its Material Subsidiaries; provided, however, that the term Equity Issuance shall not include (i) the issuance or sale of Capital Stock by any Subsidiary to the Borrower so long as such Capital Stock is pledged to the Agent pursuant to the Security Agreement, (ii) Capital Stock of the Borrower issued in connection with the Transactions, (iii) any Capital Stock of the Borrower issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the Purchase Amount for any such Permitted Acquisition, (iv) any Capital Stock of the Borrower issued in connection with the Borrower's stock incentive plan(s), or (v) the issuance of Capital Stock by the Borrower to TA Associates or other shareholders of the Borrower for the purpose of consummating a Permitted Acquisition or otherwise acceptable to the Required Lenders.

         "Event of Default" shall have the meaning given to such term in SECTION 9.1.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "Fair Market Value" shall mean, with respect to any Capital Stock of the Borrower given in connection with an Acquisition or Minority Investment, the value given to such Capital Stock for purposes of such Acquisition or Minority Investment by the parties thereto, as determined in good faith pursuant to the relevant acquisition agreement or otherwise in connection with such Acquisition or Minority Investment.

         "Federal Funds Rate" shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

         "Fee Letter" shall mean the letter from First Union to the Borrower, dated June 10, 1999, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

         "Financial Condition Certificate" shall mean a fully completed and duly executed certificate, substantially in the form of EXHIBIT H, together with the attachments thereto.

         "Financial Officer" shall mean, with respect to the Borrower, the chief financial officer, vice president finance, principal accounting officer or treasurer of the Borrower.

         "GAAP" shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of SECTION 1.2).

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "HCFA" shall mean the United States Health Care Financing Administration and any successor agency.

         "Hazardous Substances" shall mean any substances or materials (i) that are or become defined or regulated as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined or regulated by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, or (iii) that contain greater than 1% asbestos, in excess of 50 parts per million polychlorinated biphenyls, urea formaldehyde foam insulation or petroleum hydrocarbons.

         "Hedge Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

         "Indebtedness" shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services (including earnouts, seller notes and other contingent obligations, to the extent required to be recorded on the Borrower's balance sheet in accordance with GAAP),

(v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date,
(ix) all Contingent Obligations of such Person, to the extent required to be recorded on the Borrower's balance sheet in accordance with GAAP, and (x) all indebtedness referred to in clauses (i) through (ix) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person, to the extent required to be recorded on the Borrower's balance sheet in accordance with GAAP.

         "Intellectual Property" shall mean (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works and all copyrights (registered and unregistered); (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information); (v) all computer software and software systems (including, without limitation, data, databases and related documentation); (vi) all Internet web sites and domain names; (vii) all other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding the foregoing.

         "Indemnified Costs" shall have the meaning given to such term in
SECTION 11.2.

         "Indemnified Person" shall have the meaning given to such term in
SECTION 11.2.

         "Intercompany Notes" shall mean, collectively, any intercompany notes made by the Subsidiaries, in substantially the form of EXHIBIT I, as amended, modified or supplemented from time to time.

         "Interest Coverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (i) Annualized Consolidated EBITDA to (ii) Annualized Consolidated Interest Expense.

         "Interest Period" shall have the meaning given to such term in SECTION 2.10.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "Investment Agreement" shall mean the Investment Agreement, dated as of November 1, 1999, by and among the Borrower and the Subordinated Investors, and all amendments, modifications and supplements thereto to the extent permitted under this Agreement.

         "Investments" shall have the meaning given to such term in SECTION 8.5.

         "Issuing Lender" shall mean First Union in its capacity as issuer of the Letters of Credit, and its successors in such capacity.

         "LIBOR Loan" shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

         "LIBOR Rate" shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest (rounded upward, if necessary, to the nearest 1/100 of one percentage point) appearing on Page 3750 of the Dow Jones Market Screen (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/100 of one percentage point) at which Dollar deposits in immediately available funds are offered by First Union to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of First Union's LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

         "Lender" shall mean each financial institution signatory hereto and each other financial institution that becomes a "Lender" hereunder pursuant to
SECTION 11.7, and their respective successors and assigns.

         "Lending Office" shall mean, with respect to any Lender, the office of such Lender designated as its "Lending Office" on its signature page hereto or in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

         "Letter of Credit Exposure" shall mean, with respect to any Lender at any time, such Lender's ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments of all Lenders at such time) of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.

         "Letter of Credit Notice" shall have the meaning given to such term in
SECTION 3.2.

         "Letters of Credit" shall have the meaning given to such term in
SECTION 3.1.

         "Licenses" shall mean any and all licenses (including provisional licenses), certificates of need, accreditations, permits, franchises, rights to conduct business, approvals (by a Governmental Authority or otherwise), consents, qualifications, operating authority and any other authorizations.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

         "Limitation" shall mean a revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in a Third Party Payor Arrangement, and the loss of any other material rights.

         "Loans" shall mean the Revolving Loans and the Swingline Loans.

         "Managed Practice" shall mean any professional association, professional corporation, partnership or similar Person that provides ear, nose, throat, head, neck or related services (including, without limitation, services in the fields of allergy, audiology, oral surgery, pulmonology, plastic surgery or sleep medicine) which has entered into a Service Agreement with the Borrower or any of its Subsidiaries.

         "Margin Stock" shall have the meaning given to such term in Regulation
U.

         "Material Adverse Change" shall mean a material adverse change in the condition (financial or otherwise), operations, properties or business of the Borrower and its Subsidiaries, taken as a whole.

         "Material Adverse Effect" shall mean a material adverse effect upon (i) the condition (financial or otherwise), operations, properties or business of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or any of the other Credit Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Agent and the Lenders hereunder and thereunder.

         "Material Contract" shall mean any contract or other arrangement (other than any Loan Document), whether written or oral, to which the Borrower or any other Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably likely be expected to have a Material Adverse Effect.

         "Material Subsidiary" means, as of the date of any determination thereof, any Subsidiary which (a) directly or indirectly owns any Capital Stock of any other Material Subsidiary or (b) either (i) has total assets greater than or equal to 3.0% of total assets (based on book value or fair market value) of the Borrower and its Subsidiaries, determined on a consolidated basis and calculated as of the fiscal quarter most recently ended or (ii) has EBITDA for any fiscal quarter greater than or equal to 3.0% of the Consolidated EBITDA of the Borrower and its Subsidiaries, determined on a consolidated basis and calculated as of the fiscal quarter most recently ended. In any event, the term "Material Subsidiaries" shall mean all Subsidiaries of the Borrower, that together with the Borrower have assets equal to not less than 97% of the total assets (calculated as described above) and EBITDA of not less than 97% of Consolidated EBITDA (calculated as described above) and if more than one combination of Subsidiaries satisfies such threshold, then those Subsidiaries so determined to be "Material Subsidiaries" shall be specified by the Borrower; provided, that once a Subsidiary is deemed a Material Subsidiary, it shall remain a Material Subsidiary hereunder.

         "Medicaid Certification" shall mean, with respect to any facility, certification by HCFA or another Governmental Authority, or any Person under contract with HCFA, that such facility is in compliance with all conditions of participation set forth in the Medicaid Regulations, except where the failure to so comply would not have a Material Adverse Effect.

         "Medicaid Provider Agreement" shall mean an agreement entered into between any Person administering the Medicaid program and a facility under which the facility agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

         "Medicaid Regulations" shall mean, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act, 42 USC ss.ss. 1395 et seq., or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act, and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities affecting any Managed Practice having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above;
(iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and
(iv) all applicable provisions of all rules, regulations and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

         "Medicare Certification" shall mean, with respect to any facility, certification by HCFA or any other Governmental Authority, or any Person under contract with HCFA, that such facility is in compliance with all the conditions of participation set forth in the Medicare Regulations, except where the failure to so comply would not have a Material Adverse Effect.

         "Medicare Provider Agreement" shall mean an agreement entered into between any Person administering the Medicare program and a facility under which the facility agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

         "Medicare Regulations" shall mean, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act, 42 USC ss.ss. 1395 et seq., or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including without limitation, Health and Human Services ("HHS"), HCFA, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, in each case as may be amended, supplemented or otherwise modified from time to time.

         "Merger" shall have the meaning given to such term in the Merger Agreement, as in effect as of the Closing Date.

         "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 14, 1999, among the Borrower, the Merger Sub and certain guarantors party thereto, including all schedules and exhibits thereto and other related documentation.

         "Merger Sub" shall mean TA Mergerco., Inc., a Delaware corporation, and its successors.

         "Merger Transaction Documents" means, collectively, the Merger Agreement, the Voting Agreement, the Roll-Over Agreement, the Stock Purchase Agreement, and the other documents executed pursuant to the Merger Agreement to effect the transactions described therein.

         "Minority Investment" shall mean an Investment by the Borrower or a Subsidiary of the Borrower in an unrelated Person where the Borrower and its Subsidiaries own less than fifty percent (50%) (or fifty percent (50%) without direct or indirect management control) of the combined voting power of the Capital Stock of such Person on a fully diluted basis.

         "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

         "Net Cash Proceeds" shall mean, in the case of any Equity Issuance, Debt Issuance or Asset Disposition, the aggregate cash payments received by the Borrower and its Material Subsidiaries less actual and reasonable fees and expenses (including underwriting discounts and commissions) incurred by the Borrower and its Subsidiaries in connection therewith, and in the case of an Asset Disposition, less Indebtedness that the transferee of (or holder of a Lien on) such Property requires be paid as a condition to such Asset Disposition and less any income or transfer taxes payable by the Borrower or any Material Subsidiary as a result of such Asset Disposition, in each case, to the extent paid from cash payments actually received by the Borrower as consideration for such Asset Disposition.

         "Non-U.S. Lender" shall have the meaning given to such term in SECTION 2.17(D).

         "Non-Wholly Owned Subsidiary" shall mean any Subsidiary of which less than one-hundred percent (100%) of the outstanding Capital Stock is, directly or indirectly, owned by the Borrower or its Wholly Owned Subsidiaries.

         "Notes" shall mean any or all of the Revolving Notes and the Swingline Note.

         "Notice of Borrowing" shall have the meaning given to such term in
SECTION 2.2(B).

         "Notice of Conversion/Continuation" shall have the meaning given to such term in SECTION 2.11(B).

         "Notice of Swingline Borrowing" shall have the meaning given to such term in SECTION 2.2(D).

         "Obligations" shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans, all Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Agent, any Lender, the Issuing Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

         "PIK Dividends" shall mean dividends paid in kind (but not in cash) by the Borrower pursuant to its redeemable preferred stock or any like instrument or security issued by the Borrower in the future.

         "PIK Interest" shall mean the difference between the interest accrued at the Accrual Rate and the interest paid at the Pay Rate under the Permitted Senior Subordinated Debentures and as those terms are defined in the Permitted Senior Subordinated Debentures, which difference is capitalized into the outstanding principal balance under the Permitted Senior Subordinated Debentures quarterly.

         "Parent Subsidiary" shall have the meaning given to such term in
SECTION 6.10(B).

         "Participant" shall have the meaning given to such term in SECTION 11.7(D).

         "Permitted Acquisition" shall mean (a) any Acquisition with respect to which all of the following conditions are satisfied: (i) each business acquired or investment made shall be within the scope of business described in SECTION 8.8, (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Borrower, (iii) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the Acquisition is effected through a merger or consolidation) shall be the Borrower, a Wholly Owned Subsidiary that is a Subsidiary Guarantor or a Permitted Joint Venture that is a Subsidiary Guarantor, (iv) all of the conditions and requirements of SECTIONS 6.9 and 6.10 applicable to such Acquisition are satisfied, and (v) the Borrower has provided to the Agent all deliverables and complied with all conditions set forth in the definition of "Permitted Acquisition" in the Investment Agreement (except to the extent waived by the Subordinated Investors under the Investment Agreement); or (b) any other Acquisition to which the Required Lenders (or the Agent on their behalf) shall have given their prior written consent (which consent shall not be unreasonably withheld and may be given subject to such additional terms and conditions as the Required Lenders shall reasonably establish) and with respect to which all of the conditions and requirements set forth in this definition and in SECTION 6.9 and 6.10, and in or pursuant to any such consent, have been satisfied or waived in writing by the Required Lenders (or the Agent on their behalf); provided, that the Purchase Amount of an Acquisition approved pursuant to this clause (b) shall count toward the $20,000,000 basket set forth in SECTION 6.9(A)(II) and the $10,000,000 basket set forth in SECTION 6.9(A)(III) unless the exclusion of such Purchase Amount from such baskets is expressly consented to by the Required Lenders.

         "Permitted Joint Venture" shall mean (a) each of the Non-Wholly Owned Subsidiaries identified on SCHEDULE 1.1(B) and (b) a Non-Wholly Owned Subsidiary identified as a Permitted Joint Venture by the Borrower to the Agent at the time of the Acquisition or creation thereof: (i) of which at least fifty percent (50%) of the Capital Stock is owned by the Borrower and/or a Subsidiary Guarantor, (ii) over which the Borrower or a Subsidiary Guarantor has direct or indirect management control, either as general partner, managing partner, by contract or as holder of the controlling interest and over which the Borrower and/or its Wholly Owned Subsidiaries has control over major decisions, including without limitation, the decision to sell substantially all of the assets of such joint venture or to merger such joint venture with another entity, (iii) the activity of which is within the scope of business described in SECTION 8.8, (iv) which is subject to no provision in its organizational documents or any contract to which it is a party (A) that restricts the payment of dividends and distributions from such entity to the Borrower or any Subsidiary thereof that owns the Capital Stock of such Permitted Joint Venture, (B) that restricts the pledge of such Capital Stock held by the Borrower and/or its Wholly Owned Subsidiaries to the Agent pursuant to the Security Agreement or (C) that restricts the exercise of remedies by the Agent with respect to such Capital Stock under the Security Agreement, (v) which does not own any Capital Stock of any other Subsidiary, (vi) for which any Capital Stock of such Permitted Joint Venture acquired from the Borrower or any Subsidiary by Persons other than the Borrower or a Wholly Owned Subsidiary of the Borrower are acquired for Fair Market Value (reasonable evidence of which shall be provided to the Agent upon its request), and (vii) with respect to which, after giving effect to the designation of a Subsidiary as a Permitted Joint Venture, no Default or Event of Default would exist.

         "Permitted Liens" shall have the meaning given to such term in SECTION 8.3.

         "Permitted Minority Investment" shall mean (a) each of the Minority Investments set forth on SCHEDULE 1.1(A), (b) any Minority Investment with respect to which all of the following conditions are satisfied: (i) the Minority Investment shall be within the scope of business described in SECTION 8.8, (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Borrower, (iii) the investors shall be the Borrower, a Wholly Owned Subsidiary or a Permitted Joint Venture, (iv) the amount of any Physician Minority Investment Loan issued in connection with such Minority Investment shall not constitute more than forty percent (40%) of the Purchase Amount for such Minority Investment; and (v) all of the conditions and requirements of SECTION 6.9 applicable to such Minority Investment are satisfied; or (c) any other Minority Investment to which the Required Lenders (or the Agent on their behalf) shall have given their prior written consent (which consent shall not be unreasonably withheld and may be given subject to such additional terms and conditions as the Required Lenders shall reasonably establish) and with respect to which all of the conditions and requirements set forth in this definition and in SECTION 6.9 and in or pursuant to any such consent have been satisfied or waived in writing by the Required Lenders (or the Agent on their behalf);

provided, that the Purchase Amount of a Minority Investment approved pursuant to this clause (c) shall count toward the $20,000,000 baskets set forth in SECTION 6.9(A)(II) and SECTION 6.9(A)(IV) and the $10,000,000 basket set forth in
SECTION 6.9(A)(III) unless the exclusion of such Purchase Amount from such baskets is expressly consented to by the Required Lenders.

         "Permitted Senior Subordinated Debentures" shall mean the unsecured Debentures, due November 1, 2006, of the Borrower, in form and substance satisfactory to the Agent, issued on the Closing Date pursuant to the Investment Agreement in the aggregate principal amount of $15,000,000, as amended, modified and supplemented from time to time, all as permitted hereby.

         "Person" shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

         "Physician Minority Investment Loan" shall mean a loan to a physician or a physician-controlled entity in connection with a Minority Investment, which loan (a) is used by such physician to acquire Capital Stock in the Target of such Minority Investment, (b) is secured by Capital Stock owned by such physician or physician-controlled entity in a Permitted Joint Venture (which Capital Stock is then pledged to the Agent for the benefit of the Lenders) and
(c) is evidenced by a promissory note that is pledged to the Agent for the benefit of the Lenders.

         "Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

         "Prepayment Account" shall have the meaning given to such term in
SECTION 2.6(G).

         "Pro Forma Balance Sheet" shall have the meaning given to such term in
SECTION 5.11(B).

         "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

         "Projections" shall have the meaning given to such term in SECTION 5.11(C).

         "Purchase" shall mean an Acquisition or a Minority Investment.

         "Purchase Amount" shall mean, with respect to any Purchase, the sum (without duplication) of (i) the amount of cash paid by the Borrower and its Subsidiaries in connection with such Purchase, (ii) the Fair Market Value of all Capital Stock of the Borrower issued or given in connection with such Purchase,
(iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by the Borrower and its Subsidiaries in connection with such Purchase,
(iv) all additional purchase price amounts in connection with such Purchase in the form of earnouts and other contingent obligations that should be recorded as a liability on the balance sheet of the

Borrower and its Subsidiaries or expensed, in either event in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Purchase, (vi) the aggregate fair market value of all other consideration given by the Borrower and its Subsidiaries in connection with such Purchase; and (vii) with respect to Minority Investments, the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Physician Minority Investment Loans issued by the Borrower and its Subsidiaries in connection with such Minority Investment.

         "Realty" shall mean all realty and interest in realty now or hereafter acquired or leased by the Borrower or any Subsidiary.

         "Refunded Swingline Loans" shall have the meaning given to such term in
SECTION 2.2(E).

         "Register" shall have the meaning given to such term in SECTION
11.7(B).

         "Reimbursement Approvals" shall mean, with respect to all Third Party Payor Arrangements, any and all certifications, provider numbers, provider agreements, participation agreements, accreditations and any other similar agreements with or approvals by Governmental Authorities or other Persons.

         "Regulations D, T, U and X" shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

         "Reimbursement Obligation" shall have the meaning given to such term in
SECTION 3.4.

         "Replaced Lender" shall have the meaning given to such term in SECTION 2.19.

         "Replacement Effective Date" shall have the meaning given to such term in SECTION 2.19.

         "Replacement Lender" shall have the meaning given to such term in
SECTION 2.19.

         "Reportable Event" shall mean (i) any "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under,
Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such "reportable event" subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

         "Required Lenders" shall mean the Lenders holding outstanding Loans (excluding Swingline Loans) and Unutilized Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Loans (excluding Swingline Loans) and Letter of Credit Exposure and participations in outstanding Swingline Loans) representing more than sixty percent (60%) of the aggregate at such time of all outstanding Loans (excluding Swingline Loans) and Unutilized Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Loans (excluding Swingline Loans) and Letter of Credit Exposure and participations in outstanding Swingline Loans).

         "Requirement of Law" shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

         "Reserve Requirement" shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to First Union under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

         "Responsible Officer" shall mean, with respect to the Borrower, the president, the chief executive officer, the chief operating officer, any Financial Officer, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement.

         "Revolving Credit Commitment" shall mean, with respect to any Lender at any time, the amount set forth opposite such Lender's name on its signature page hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Agent pursuant to
SECTION 11.7(B) as such Lender's "Revolving Credit Commitment," as such amount may be reduced at or prior to such time pursuant to the terms hereof.

         "Revolving Credit Maturity Date" shall mean the fifth anniversary of the Closing Date.

         "Revolving Credit Termination Date" shall mean the Revolving Credit Maturity Date or such earlier date of termination of the Revolving Credit Commitments pursuant to SECTION 2.5 or SECTION 9.2.

         "Revolving Loans" shall have the meaning given to such term in SECTION 2.1(A).

         "Revolving Notes" shall mean the promissory notes of the Borrower, in substantially the form of EXHIBIT A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

         "Roll-Over Agreement" shall mean the Roll-Over Agreement, dated as of June 14, 1999 and October 22, 1999 among Merger Sub and the stockholders and optionholders of the Borrower party thereto.

         "Roll-Over Agreement Shares" shall mean 2,058,607 shares of Capital Stock of the Borrower subject to the Roll-Over Agreement.

         "Security Agreement" shall mean the Pledge and Security Agreement made by the Borrower and the Subsidiary Guarantors in favor of the Agent, in substantially the form of EXHIBIT E, as amended, modified or supplemented from time to time.

         "Security Documents" shall mean the Security Agreement and all other pledge or security agreements, mortgages (if any), deeds of trust (if any), assignments or other similar agreements or instruments executed and delivered by the Borrower or any of its Subsidiaries pursuant to SECTION 6.10 or SECTION 6.11 or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified or supplemented from time to time.

         "Senior Leverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of Consolidated Senior Indebtedness as of such date to Annualized Consolidated EBITDA calculated with respect to the fiscal quarter ending on such date.

         "Service Agreement" shall mean any agreement or arrangement between the Borrower or any of its Subsidiaries and one or more Managed Practices pursuant to which the Borrower or any such Subsidiary agrees to provide or arrange for comprehensive management, administrative and other non-medical, non-dental support services to such Managed Practice or Practices in exchange for payment to the Borrower or such Subsidiary of a service, management or similar fee.

         "Stated Amount" shall mean, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

         "Stockholders Agreement" shall mean the Stockholders Agreement, dated as of June 14, 1999, among the stockholders of the Borrower and the stockholders of Merger Sub party thereto and Merger Sub.

         "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of June 14, 1999, among the TA Funds, the Borrower and the Voting Agreement Stockholders.

         "Subordinated Indebtedness" shall have the meaning given to such term in SECTION 8.2(VI).

         "Subordinated Investors" shall mean the financial institutions party to the Investment Agreement.

         "Subordination Agreement" shall mean the Subordination Agreement, dated as of the Closing Date, among the Subordinated Investors, the Agent, on behalf of the Lenders, the Borrower, the Subsidiary Guarantors and any of the Borrower's additional Subsidiaries who become Subsidiary Guarantors from time to time after the Closing Date, as amended, modified or supplemented from time to time.

         "Subordination Terms" shall mean the terms and conditions substantially in the form of EXHIBIT L.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and/or one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency); provided that for purposes of ARTICLES IV, V, VI, VIII and IX, a Permitted Joint Venture of which greater than fifty percent (50%), or fifty percent (50%) with direct or indirect management control, of the Capital Stock is owned by the Borrower and/or its Subsidiaries shall be deemed a "Subsidiary". When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower.

         "Subsidiary Guarantor" shall mean any Material Subsidiary that is a guarantor under the Subsidiary Guaranty and has granted to the Agent a Lien upon and security interest in its personal property assets pursuant to the Security Agreement.

         "Subsidiary Guaranty" shall mean a guaranty agreement made by the Subsidiary Guarantors in favor of the Agent and the Lenders, in substantially the form of EXHIBIT F, as amended, modified or supplemented from time to time.

         "Swingline Commitment" shall mean $3,000,000 or, if less, the aggregate Revolving Credit Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

         "Swingline Lender" shall mean First Union in its capacity as maker of Swingline Loans, and its successors in such capacity.

         "Swingline Loans" shall have the meaning given to such term in SECTION 2.1(B).

         "Swingline Maturity Date" shall mean the date that is five (5) Business Days prior to the Revolving Credit Maturity Date.

         "Swingline Note" shall mean the promissory note of the Borrower in substantially the form of EXHIBIT A-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

         "Syndication Agent" shall mean CIBC World Markets Corp., in its capacity under ARTICLE X, and its successors and permitted assigns.

         "TA Associates" shall mean TA Associates Inc., a Delaware Corp.

         "TA Funds" shall mean TA/Advent VIII, L.P., TA/Atlantic and Pacific IV, L.P., TA Investors, LLC, TA Executives Fund LLC, Allied Capital Corporation, 1998 GP&H Fund LLC and GP&H PSC Partners.

         "Target" shall have the meaning given to such term in SECTION
6.9(B)(I).

         "Taxes" shall have the meaning given to such term in SECTION 2.17(A).

         "Terminating Indebtedness" shall have the meaning given to such term in
SECTION 4.1(M).

         "Third Party Payor Arrangements" shall mean any and all arrangements with Medicare, Medicaid, CHAMPUS and any other Governmental Authority or quasi-public agency, Blue Cross, Blue Shield, any managed care plans, and organizations including, without limitation, health maintenance organizations and preferred provider organizations, private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

         "Total Leverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (i) Consolidated Total Indebtedness as of such date to
(ii) Annualized Consolidated EBITDA calculated with respect to the fiscal quarter ending on such date.

         "Transactions" shall mean a series of transactions involving the Borrower in which (i) certain TA Funds will purchase approximately 1,874,000 shares of common stock of the Borrower from certain stockholders of the Borrower for an aggregate purchase price of approximately $19,675,000, (ii) Merger Sub will receive approximately $13,125,000 in cash, together with the shares of common stock of the Borrower purchased pursuant to the preceding clause (i) from the TA Funds in exchange for convertible participating preferred stock and redeemable preferred stock of Merger Sub, (iii) Merger Sub will be merged with and into the Borrower with the Borrower as the survivor, (iv) in the Merger, the Borrower's shareholders will receive approximately $10.50 per share in cash for their common stock in the Borrower (other than those shares directly purchased by certain TA Funds pursuant to clause (I) of this definition and the Roll-Over Agreement Shares); (v) in connection with the Merger, the Roll-Over Agreement Shares shall remain outstanding as shares of common stock of the Borrower (as the surviving corporation in the Merger) and each outstanding share of common stock, convertible participating preferred stock and redeemable preferred stock, respectively, of Merger Sub will be converted to one share of common stock, convertible participating preferred stock and redeemable preferred stock, respectively, of the Borrower having such terms as set forth in the Certificate of Incorporation of the surviving corporation, (vi) the Borrower will issue Permitted Senior Subordinated Debentures to the Subordinated Investors for aggregate cash proceeds of $15,000,000, (vii) the Certificate of Incorporation of the surviving corporation to the Merger shall be amended and restated as set forth in Exhibit 1.1 to the Merger Agreement, (viii) the Borrower will issue Warrants, redeemable preferred stock and convertible preferred stock to the Subordinated Investors for aggregate cash proceeds of approximately $999,998.00,
(ix) the Borrower will make the initial Borrowing to finance, in part, the Transactions, (x) all outstanding borrowings and letters of credit under the Borrower's existing credit facility will be refinanced or replaced and such credit facility will be terminated, (xi) approximately $11,100,000 of existing Subordinated Indebtedness of the Borrower and its Subsidiaries shall remain outstanding and (xii) after giving effect to the Merger and the other transactions described above, no less than approximately 57% of the common stock of the Borrower on a fully diluted basis (and as converted) will be owned by the TA Funds and their assigns.

         "Transaction Documents" shall mean (i) the Merger Agreement, the Roll-Over Agreement, the Stock Purchase Agreement, the Voting Agreement, the Stockholders Agreement and the other agreements executed and delivered in connection with the Merger, (ii) the Investment Agreement, the Warrants and the other agreements executed and delivered in connection with the Investment Agreement, (iii) this Agreement and the other Credit Documents, and (iv) all other documents executed and delivered in connection with the Transactions.

         "Type" shall have the meaning given to such term in SECTION 2.2(A).

         "Unfunded Pension Liability" shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

         "Uniform Customs" shall have the meaning given to such term in SECTION 11.3.

         "Unutilized Revolving Credit Commitment" shall mean, with respect to any Lender at any time, such Lender's Revolving Credit Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time and (ii) such Lender's Letter of Credit Exposure at such time.

         "Unutilized Swingline Commitment" shall mean, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

         "Voting Agreement" shall mean the Voting Agreement, dated as of June 14, 1999, among Merger Sub and the Voting Agreement Stockholders.

         "Voting Agreement Stockholders" shall mean the stockholders of the Borrower party to the Voting Agreement.

         "Warrants" shall mean the warrants issued under the Investment Agreement, in form and substance satisfactory to the Agent, to purchase shares of Common Stock of the Borrower.

         "Wholly Owned" shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

         1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in ARTICLE VII, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in SECTION 5.11(A). In the event that any changes in GAAP after the Closing Date are applied to the Borrower, the Borrower and the Agent will meet to determine whether such change would materially affect the computation of the financial covenants contained in ARTICLE VII. If such changes would materially affect the computation of such financial covenants, the Borrower and the Lenders will undertake to promptly amend this Agreement to take into account such changes such that neither the Agent nor the Lenders are advantaged or disadvantaged by such changes; provided that similar changes shall be made to the Permitted Senior Subordinated Debentures and the Investment Agreement.

         1.3 Other Terms; Construction. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto. All references herein to the Lenders or any of them shall be deemed to include the Issuing Lender unless specifically provided otherwise or unless the context otherwise requires.

                                   ARTICLE II


                          AMOUNT AND TERMS OF THE LOANS

         2.1 Commitments.

         (a) Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a "Revolving Loan," and collectively, the "Revolving Loans") to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not greater than the excess, if any, of its Revolving Credit Commitment at such time over its Letter of Credit Exposure at such time, provided that no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time (excluding the principal amount of any Swingline Loans to be repaid with the proceeds of Revolving Loans made pursuant to such Borrowing) would exceed the aggregate Revolving Credit Commitments of all Lenders at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

         (b) The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a "Swingline Loan," and collectively, the "Swingline Loans") to the Borrower, from time to time on any Business Day during the period from the Closing Date to but not including the Swingline Maturity Date (or, if earlier, the Revolving Credit Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment, notwithstanding that the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Lender outstanding at such time and its Letter of Credit Exposure at such time, may exceed its Revolving Credit Commitment at such time, but provided that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time would exceed the aggregate Revolving Credit Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to SECTION 2.2(e)) and reborrow Swingline Loans.

         2.2 Borrowings.

         (a) The Revolving Loans (together with the Swingline Loans, each a "Class" of Loan) shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a "Type" of Loan), provided that (i) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, and (ii) no Borrowing of LIBOR Loans may be made at any time prior to the third (3rd) Business Day after the Closing Date unless otherwise agreed by the Lenders. The Swingline Loans shall be made and maintained as Base Rate Loans at all times.

         (b) In order to make a Borrowing (other than (x) Borrowings of Swingline Loans, which shall be made pursuant to SECTION 2.2(D), (y) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to SECTION 2.2(E), and (z) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to SECTION 2.11), the Borrower will give the Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and one (1) Business Day prior to each Borrowing to be comprised of Base Rate Loans; provided, however, that requests for the Borrowing of any Revolving Loans to be made on the Closing Date may, at the discretion of the Agent, be given later than the times specified hereinabove. Each such notice (each, a "Notice of Borrowing") shall be irrevocable, shall be given in the form of EXHIBIT B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Agent will promptly notify each Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

             (i) the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, if less, in the amount of the aggregate Unutilized Commitments), and the aggregate principal amount of each Borrowing comprised of LIBOR Loans shall not be less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof;

             (ii) if the Borrower shall have failed to designate the Type of Revolving Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

             (iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

         (c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender will make available to the Agent at its office referred to in SECTION 11.5 (or at such other location as the Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Borrower in accordance with SECTION 2.3(A) and in like funds as received by the Agent.

         (d) In order to make a Borrowing of a Swingline Loan, the Borrower will give the Agent and the Swingline Lender written notice not later than 11:00 a.m., Charlotte time, on the proposed Borrowing Date of such Borrowing. Each such notice (each, a "Notice of Swingline Borrowing") shall be irrevocable, shall be given in the form of EXHIBIT B-2 and shall specify the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $250,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)). Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender will make available to the Agent at its office referred to in SECTION 11.5 (or at such other location as the Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Agent as provided hereinabove, the Agent will make such amount available to the Borrower in accordance with SECTION 2.3(A) and in like funds as received by the Agent.

         (e) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Agent (if the Agent is different from the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m., Charlotte time, one (1) Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans unless otherwise agreed by the Lenders) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the "Refunded Swingline Loans") outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender (other than the Swingline Lender) will make available to the Agent at its office referred to in
SECTION 11.5 (or at such other location as the Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender's ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by SECTION 2.15(B).

         (f) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to SUBSECTION (E) above in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty, and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time) of the unpaid amount thereof together with accrued interest thereon. Upon one (1) Business Day's prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available to the Agent at its office referred to in
SECTION 11.5 (or at such other location as the Agent may designate) an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Agent. In the event any such Lender fails to make available to the Agent the amount of such Lender's participation as provided in this SUBSECTION (F), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three (3) Business Days and thereafter at the Adjusted Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender's ratable share of such payment.

         (g) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to SUBSECTION (E) above and each such Lender's obligation to purchase a participation in any unpaid Swingline Loans pursuant to SUBSECTION (F) above shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries, or (iv) any breach of this Agreement by any party hereto.

         2.3 Disbursements; Funding Reliance; Domicile of Loan.

         (a) The Borrower hereby authorizes the Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized

Officers, provided that the Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

         (b) Unless the Agent has received, prior to 1:00 p.m., Charlotte time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Agent such Lender's ratable portion of the relevant Borrowing, the Agent may assume that such Lender has made such portion available to the Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of SECTION 2.2, and the Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Agent, and the Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (i) in the case of such Lender, at the Federal Funds Rate, and (ii) in the case of the Borrower, at the rate of interest applicable at such time to the Type of Loans comprising such Borrowing, as determined under the provisions of
SECTION 2.8. If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

         (c) Subject to SECTION 2.16(F), each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

         2.4 Notes.

         (a) The Loans made by each Lender shall be evidenced (i) in the case of Revolving Loans, by a Revolving Note appropriately completed in substantially the form of EXHIBIT A-1 and (ii) in the case of Swingline Loans, by a Swingline Note appropriately completed in substantially the form of EXHIBIT A-2.

         (b) Each Revolving Note issued to a Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender, (iii) be dated as of the Closing Date (or, in the case of a Revolving Note issued after the Closing Date, dated the effective date of the applicable Assignment and Acceptance), (iv) be in a stated principal amount equal to such Lender's Revolving Credit Commitment,
(v) bear interest in accordance with the provisions of SECTION 2.8, as the same may be applicable from time to time to the Revolving Loans made by such Lender, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof.

         (c) The Swingline Note shall (i) be executed by the Borrower, (ii) be payable to the order of the Swingline Lender, (iii) be dated as of the Closing Date, (iv) be in a stated principal amount equal to the Swingline Commitment,
(v) bear interest in accordance with the provisions of SECTION 2.8, as the same may be applicable from time to time to the Swingline Loans, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof.

         (d) Each Lender will record on its internal records the amount and Type of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of any of its Notes, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount and Type of the Loans evidenced thereby as of the date of transfer or provide such information on a schedule to the Assignment and Acceptance relating to such transfer; provided, however, that the failure of any Lender to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower's obligations under this Agreement or the Notes.

         2.5 Termination and Reduction of Commitments.

         (a) The Revolving Credit Commitments shall be automatically and permanently terminated on the Revolving Credit Termination Date (or on November 30, 1999, but only if the Closing Date shall not have occurred on or prior to such date).

         (b) The Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date, unless sooner terminated pursuant to any other provision of this SECTION or SECTION 9.2.

         (c) The Revolving Credit Commitments shall, on each date upon which a prepayment of the Loans is required under any provision of paragraph (c), (d) or
(e) of SECTION 2.6, be automatically and permanently reduced by the amount of such required prepayment, as more particularly set forth in SECTION 2.6(F).

         (d) At any time and from time to time after the date hereof, upon not less than five (5) Business Days' prior written notice to the Agent (and, in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrower may terminate in whole or reduce in part the aggregate Unutilized Revolving Credit Commitments or the Unutilized Swingline Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $2,000,000 ($1,000,000 in the case of Unutilized Swingline Commitment) or, if greater, an integral multiple thereof. The amount of any termination or reduction made under this subsection (d) may not thereafter be reinstated.

         (e) Each reduction of the Revolving Credit Commitments pursuant to this Section shall be applied ratably among the Lenders according to their respective Revolving Credit Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Revolving Credit Commitments pursuant to this Section that has the effect of reducing the aggregate Revolving Credit Commitments to an amount less than the amount of the Swingline Commitment at such time shall result in an automatic corresponding reduction of the Swingline

Commitment to the amount of the aggregate Revolving Credit Commitments (as so reduced), without any further action on the part of the Borrower or the Swingline Lender.

         2.6 Mandatory Payments and Prepayments.

         (a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Revolving Loans shall be due and payable in full on the Revolving Credit Maturity Date, and (ii) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the Swingline Maturity Date.

         (b) In the event that, at any time, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Revolving Credit Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the Borrower will immediately prepay the outstanding principal amount of the Revolving Loans in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Swingline Loans and Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Agent and held in the Cash Collateral Account as cover for Letter of Credit Exposure, as more particularly described in SECTION 3.8, and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount.

         (c) Promptly upon (and in any event not later than two (2) Business Days after) its receipt thereof, the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from any Equity Issuance and 100% of the Net Cash Proceeds from any Debt Issuance, and will deliver to the Agent, concurrently with such prepayment, a certificate signed by a Financial Officer in form and substance satisfactory to the Agent and setting forth the calculation of such Net Cash Proceeds.

         (d) Promptly upon (and in any event not later than two (2) Business Days after) its receipt thereof, the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from any Asset Disposition (including insurance proceeds, to the extent such proceeds are not applied within 180 days after receipt thereof toward the repair of damaged equipment or the replacement of the assets disposed with similar assets) and will deliver to the Agent, concurrently with such prepayment, a certificate signed by a Financial Officer in form and substance satisfactory to the Agent and setting forth the calculation of such Net Cash Proceeds. Notwithstanding the foregoing, nothing in this subsection shall be deemed to permit any Asset Disposition not expressly permitted under SECTION 8.4.

         (e) Not later than one hundred eighty (180) days after its receipt of any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event (and in any event upon its determination not to repair or replace any property subject to such Casualty Event), the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from such Casualty Event (less any amounts theretofore applied to the repair or replacement of property subject to such Casualty Event) and will deliver to the Agent, concurrently with such prepayment, a certificate signed by a Financial Officer, in form and substance satisfactory to the Agent, setting forth the calculation of such Net Cash Proceeds; provided, however, (i) nothing in this paragraph shall be deemed to limit or otherwise affect any right of the Agent herein or in any of the other Credit Documents to receive and hold such proceeds as loss payee and to disburse the same to the Borrower upon the terms hereof or thereof, or any obligation of the Borrower and each of the Subsidiaries herein or in any of the other Credit Documents to remit any such proceeds to the Agent upon its receipt thereof, and (ii) any and all such proceeds received or held by the Agent or the Borrower or any of the Subsidiaries during the continuance of an Event of Default (regardless of any proposed or actual use thereof for repair or replacement) shall be applied to prepay the outstanding principal amount of the Loans.

         (f) Each prepayment of the Loans made pursuant to subsections (c), (d) or (e) above shall be applied (i) first, to reduce the outstanding principal amount of the Swingline Loans, with a corresponding reduction to the Revolving Credit Commitments as provided in SECTION 2.5(C), (ii) second, to the extent of any excess remaining after application as provided in clause (i) above, to reduce the outstanding principal amount of the Revolving Loans, with a corresponding reduction to the Revolving Credit Commitments as provided in
SECTION 2.5(C), and (iii) third, to the extent of any excess remaining after application as provided in clauses (i) and (ii) above, to pay any outstanding Reimbursement Obligations, and thereafter to cash collateralize Letter of Credit Exposure pursuant to SECTION 3.8, and shall be applied first to prepay all Base Rate Loans before any LIBOR Loans are prepaid. Each payment or prepayment pursuant to the provisions of this Section shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

         (g) Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under
Section 2.18 to be paid as a consequence thereof; provided, however, at the request of the Borrower, any amount of any such prepayment of a LIBOR Loan shall be deposited in a separate Prepayment Account (as defined below). The Agent shall apply any cash deposited in the Prepayment Account to prepay LIBOR Loans on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all such outstanding Loans have been prepaid or until all the allocable cash on deposit in the Prepayment Account has been exhausted. For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by the Borrower with the Agent and over which the Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph. The Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the LIBOR Loans to be prepaid; provided, however, that (i) the Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Agent to be in, or would result in any, violation of any law, statute, rule or regulation, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such investments shall be in the sole discretion of the Agent. The Borrower shall indemnify the Agent for any losses relating to the investments so that the amount available to prepay LIBOR Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest or profits earned on such investments, the Prepayment Account shall not bear interest. Interest or profits, if any, earned on the investments in the Prepayment Account shall accumulate in the Prepayment Account. The Borrower shall be entitled to the accumulated interest and profits in the Deposit Account if (i) all amounts deposited in the Deposit Account by the Borrower have been applied to repay outstanding Loans and (ii) no Default or Event of Default has occurred and is continuing at the time such deposited amounts have been exhausted. If the maturity of the Loans has been accelerated pursuant to SECTION 9.2, the Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account (including, without limitation, interest and profits) to satisfy any of the Obligations. The Borrower hereby pledges and assigns to the Agent, for its benefit and the benefit of the Lenders, the Prepayment Account established hereunder to secure the Obligations..

         2.7 Voluntary Prepayments.

         (a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans, provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof ($250,000 and $100,000, respectively, in the case of Swingline Loans), (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under SECTION 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, Class and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Loans prepaid pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

         (b) Each prepayment of the Loans made pursuant to subsection (a) above shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

         2.8 Interest.

         (a) The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

         (b) Upon the occurrence and during the continuance of any default by the Borrower in the payment of any principal of or interest on any Loan, any fees or other amount hereunder when due (whether at maturity, pursuant to acceleration or otherwise), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of fees and other amounts, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

         (c) Accrued (and theretofore unpaid) interest shall be payable as follows:

             (i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of
         SECTION 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

             (ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of
         SECTION 2.6, except as provided hereinbelow), in arrears on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in SECTION 2.10); provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

             (iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

         (d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

         (e) The Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

         2.9 Fees. The Borrower agrees to pay:

         (a) To First Union Securities, Inc., for its own account, on the date of its execution of this Agreement, the fees described in clauses (1) and (3) of paragraph 2 of the Fee Letter, in the amounts set forth therein as due and payable on such date and to the extent not theretofore paid to First Union Securities, Inc.;

         (b) To the Agent, for the account of each Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Revolving Credit Termination Date, at a per annum rate equal to the Applicable Margin Percentage in effect for such fee from time to time during such quarter on such Lender's ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments) of the average daily aggregate Unutilized Revolving Credit Commitments of all Lenders, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and
(ii) on the Revolving Credit Termination Date;

         (c) To the Agent, for the account of each Lender, a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Margin Percentage in effect from time to time during such quarter for Loans that are maintained as LIBOR Loans, on such Lender's ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments of all Lenders) of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;

         (d) To the Issuing Lender, for its own account, a facing fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate of 0.125% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears
(i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;

         (e) To the Issuing Lender, for its own account, such commissions, issuance fees, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Issuing Lender for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Issuing Lender, but without duplication of amounts payable under subsection (d) above; and

         (f) To the Agent, for its own account, the annual administrative fee described in clause 2 of paragraph 2 of the Fee Letter, on the terms, in the amount and at the times set forth therein.

         2.10 Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two or three-month period; provided, however, that:

              (i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

              (ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

              (iii) LIBOR Loans may not be outstanding under more than five
         (5) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

              (iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

              (v) the Borrower may not select any Interest Period that begins prior to the third (3rd) Business Day after the Closing Date (unless otherwise agreed by the Lenders) or that expires after the Revolving Credit Maturity Date; and

              (vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month.

         2.11 Conversions and Continuations.

         (a) The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (x) except as otherwise provided in SECTION 2.16(D), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under SECTION
2.18 to be paid as a consequence thereof), (y) no such conversion or continuation shall be permitted with regard to any Base Rate Loans that are Swingline Loans, and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

         (b) The Borrower shall make each such election by giving the Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a "Notice of Conversion/Continuation") shall be irrevocable, shall be given in the form of EXHIBIT B-3 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount, Class and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

         2.12 Method of Payments; Computations.

         (a) Payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Issuing Lender and the Lenders) at its office referred to in SECTION 11.5, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in SECTION 2.10 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

         (b) The Agent will distribute to the Lenders like amounts relating to payments made to the Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender's ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Agent until the date repaid to such Lender. The Agent will distribute to the Issuing Lender like amounts relating to payments made to the Agent for the account of the Issuing Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

         (c) Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date, and the Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Agent, at the Federal Funds Rate.

         (d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of 360 days and the actual number of days (including the first day, but excluding the last day) elapsed; provided that the computation of interest on Base Rate Loans shall be made on the basis of a year consisting of 365/366 days and the actual number of days (including the first day, but excluding the last day) elapsed.

         2.13 Recovery of Payments.

         (a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Agent, any Lender or the Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

         (b) If any amounts distributed by the Agent to any Lender are subsequently returned or repaid by the Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Agent, pay the Agent such amount. If any such amounts are recovered by the Agent from the Borrower or its representative or successor in interest, the Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

         2.14 Use of Proceeds. The proceeds of the Loans shall be used (i) to finance a portion of the consideration paid in the Transactions, (ii) to pay off the Terminating Indebtedness in full, (iii) to pay or reimburse actual and reasonable transaction fees and expenses in connection with the closing of the Transactions, in amounts reasonably acceptable to the Agent, and (iv) thereafter, for working capital and general corporate purposes and in accordance with the terms and provisions of this Agreement (including to finance Permitted Acquisitions and Permitted Minority Investments in accordance with the terms and provisions of this Agreement).

         2.15 Pro Rata Treatment.

         (a) Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Commitments (in the case of the initial funding of Loans pursuant to SECTION 2.2) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to SECTION 2.11, and additionally in all cases in the event the Commitments have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

         (b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker's lien, counterclaim or cross action, or otherwise, other than pursuant to SECTION 11.7) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to
(ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker's lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. Subject to SECTION
9.2 hereof, if under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this subsection applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection to share in the benefits of any recovery on such secured claim.

         2.16 Increased Costs; Change in Circumstances; Illegality; etc.

         (a) If, at any time after the date hereof and from time to time, the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law), shall (i) subject such Lender to any tax or other charge, or change the basis of taxation of payments to such Lender, in respect of any of its LIBOR Loans or any other amounts payable hereunder or its obligation to make, fund or maintain any LIBOR Loans (other than any change in the rate or basis of tax on the overall net income of such Lender or its applicable Lending Office), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (but excluding any reserves to the extent actually included within the Reserve Requirement in the calculation of the LIBOR
Rate) against assets of, deposits with or for the account of, or credit extended by, such Lender or its applicable Lending Office, or (iii) impose on such Lender or its applicable Lending Office any other condition, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loans or issuing or participating in Letters of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (including in respect of Letters of Credit), the Borrower will, promptly upon demand therefor by such Lender (which demand shall provide reasonable detail of such Lender's increased costs), pay to such

Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return.

         (b) If, at any time after the date hereof and from time to time, any Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect, as a consequence of such Lender's Commitment, Loans or issuance of or participations in Letters of Credit hereunder, of reducing the rate of return on the capital of such Lender or any Person controlling such Lender to a level below that which such Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account such Lender's or controlling Person's policies with respect to capital adequacy), the Borrower will, promptly upon demand therefor by such Lender (which demand will provide reasonable detail of such Lender's reduced rate of return), pay to such Lender such additional amounts as will compensate such Lender or controlling Person for such reduction in return.

         (c) If, on or prior to the first day of any Interest Period, (y) the Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of "LIBOR Rate" upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Agent), and the Agent shall have so notified the Borrower and the Lenders.

         (d) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Agent and the Borrower. Upon such notice, (i) each of such Lender's then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice), be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and
(iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Agent, and the Agent shall have so notified the Borrower.

         (e) Determinations by the Agent or any Lender for purposes of this Section of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent demonstrable error, be conclusive, provided that such determinations are made in good faith. No failure by the Agent or any Lender at any time to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reduction in return incurred or suffered by any Lender for any period prior to 90 days before the date of such Lender's notice to the Borrower of its intent to claim compensation therefor. Nothing in this Section shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

         (f) Any Lender claiming any amounts pursuant to SECTION 2.16(A), 2.16(B) or 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid any costs, reductions or Taxes in respect of which such amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrower or the changing of the jurisdiction of its Lending Office if such efforts would avoid the need for or reduce the amount of any such amounts which would thereafter accrue and would not, in the sole determination of such Lender, the Agent or Issuing Lender, as applicable, result in any additional costs, expenses or risks to such Lender, the Agent or Issuing Lender or would be otherwise disadvantageous to such Lender, the Agent or Issuing Lender.

         2.17 Taxes.

         (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than net income and franchise taxes imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions with respect to such Taxes (including deductions applicable to Taxes imposed on additional sums payable under this Section), the Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower will deliver to the Agent or such Lender, as the case may be, evidence of such payment.

         (b) The Borrower will indemnify the Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Agent or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Agent or such Lender, as the case may be, makes written demand therefor (accompanied by reasonably supporting material).

         (c) Each of the Agent and the Lenders agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of SUBSECTION (A) above), the Agent or such Lender, as the case may be, shall reimburse the Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrower, upon the request of the Agent or such Lender, agrees to repay to the Agent or such Lender, as the case may be, the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Agent or such Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The determination by the Agent or any Lender of the amount of any such recovery or permanent net tax benefit shall, in the absence of demonstrable error, be conclusive and binding.

         (d) Any Lender who is incorporated or organized under the laws of a jurisdiction other than the United States of America or any state thereof (a "Non-U.S. Lender") agrees to deliver to each of the Agent and the Borrower, on or prior to the Closing Date (or, in the case of a Non-U.S. Lender that becomes a party to this Agreement as a result of an assignment after the Closing Date, on the effective date of such assignment), (i) Internal Revenue Service Form 4224 or 1001, as applicable (or successor forms), certifying that such Non-U.S. Lender is entitled to a complete exemption from withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, or (ii) in the case of a Non-U.S. Lender that is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, two signed certificates in form and substance reasonably satisfactory to the Agent and the Borrower and to the effect that (x) such Non-U.S. Lender is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a 10-percent shareholder for purposes of Section 881(c)(3)(B) of the Internal Revenue Code and (z) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Internal Revenue Code, together with two accurate and complete original signed counterparts of Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each such Non-U.S. Lender further agrees to deliver to each of the Agent and the Borrower an additional copy of each such relevant form on or before the date that such form expires or becomes obsolete or after the occurrence of any event (including a change in its applicable Lending Office) requiring a change in the most recent forms so delivered by it, in each case certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption or reduction to which such forms relate unavailable and such Non-U.S. Lender notifies the Agent and the Borrower that it is not entitled to receive payments without deduction or withholding of United States federal income taxes. Each such Non-U.S. Lender will promptly notify the Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

         (e) If any of the forms or other documentation required under SUBSECTION (D) above are not delivered by any Lender to the Agent as therein required, then the Borrower and the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax, and the Borrower shall not be required to make any payment to or for the benefit or account of such Lender under SUBSECTION (A) or SUBSECTION (B) with respect to the amount as withheld.

         2.18 Compensation. The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to SECTION 9.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this SECTION 2.18 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this SECTION 2.18. Determinations by any Lender for purposes of this SECTION 2.18 of any such losses, expenses or liabilities shall, absent demonstrable error, be conclusive, provided that such determinations are made in good faith.

         2.19 Replacement of Lenders. The Borrower may, at any time and so long as no Default or Event of Default has then occurred and is continuing, replace any Lender (i) that has requested compensation from the Borrower under SECTION
2.16 or 2.17, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under SECTION 2.16(D) or (iii) that shall default in the funding of its ratable share of any Borrowing requested and permitted to be made hereunder and such default has not been cured within three (3) Business Days after the Borrower has given such Lender written notice thereof, provided, that in any case under clauses (i) through (iii) above the Borrower has given written notice to such Lender and the Agent not more than thirty (30) days after any such event and identifying one or more Persons each of which shall be an Eligible Assignee and reasonably acceptable to the Agent (each, a "Replacement Lender," and collectively, the "Replacement Lenders") to replace such Lender (the "Replaced Lender"); provided, further, that (i) the notice from the Borrower to the Replaced Lender and the Agent provided for hereinabove shall specify an effective date for such replacement (the "Replacement Effective Date"), which shall be at least five (5) Business Days after such notice is given, (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance with the Replaced Lender pursuant to SECTION 11.7, pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Agent, all (but not less than all) of the Commitments and outstanding Loans of the Replaced Lender, and, in connection therewith, shall pay (x) to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (2) the Replaced Lender's ratable share of all accrued but unpaid fees owing to the Replaced Lender under SECTION 2.9, (y) to the Agent, for its own account, any amounts owing to the Agent by the Replaced Lender under SECTION 2.3(B), and (z) to the Agent, for the account of the Swingline Lender, any amounts owing the Swingline Lender under SECTIONS 2.2(E) and 2.2(F), and (iii) all other obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, amounts payable under SECTIONS 2.16 and 2.17 which give rise to the replacement of such Replaced Lender and (iii) amounts payable under SECTION 2.18 as a result of the actions required to be taken under this SECTION 2.19, shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date.

                                  ARTICLE III


                                LETTERS OF CREDIT

         3.1 Issuance. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Lender will, at any time and from time to time on and after the Closing Date and prior to the earlier of (i) the seventh day prior to the Revolving Credit Maturity Date and (ii) the Revolving Credit Termination Date, and upon request by the Borrower in accordance with the provisions of SECTION 3.2, issue for the account of the Borrower one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Issuing Lender (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the "Letters of Credit"). The Stated Amount of each Letter of Credit shall not be less than such amount as may be acceptable to the Issuing Lender. Notwithstanding the foregoing:

         (a) No Letter of Credit shall be issued the Stated Amount upon issuance of which (i) when added to the aggregate Letter of Credit Exposure of the Lenders at such time, would exceed $100,000 or (ii) when added to the sum of (x) the aggregate Letter of Credit Exposure of all Lenders at such time, (y) the aggregate principal amount of all Revolving Loans then outstanding and (z) the aggregate principal amount of all Swingline Loans then outstanding, would exceed the aggregate Revolving Credit Commitments at such time;

         (b) No Letter of Credit shall be issued that by its terms expires later than the seventh day prior to the Revolving Credit Maturity Date or, in any event, more than one (1) year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Lender, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Revolving Credit Maturity Date), unless and until the Issuing Lender shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit;

         (c) The Issuing Lender shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Lender as of the Closing Date and that the Issuing Lender in good faith deems material to it, or (ii) the Issuing Lender shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in SECTIONS 4.1 (if applicable) or 4.2 are not then satisfied (or have not been waived in writing as required herein) or that the issuance of such Letter of Credit would violate the provisions of subsection (a) above; and

         (d) No more than five (5) Letters of Credit shall be outstanding at any one time.

         3.2 Notices. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will give the Issuing Lender written notice with a copy to the Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days (or such shorter period as is acceptable to the Issuing Lender in any given case) prior to the requested date of issuance thereof. Each such notice (each, a "Letter of Credit Notice") shall be irrevocable, shall be given in the form of EXHIBIT B-4 and shall specify (i) the requested date of issuance, which shall be a Business Day,

(ii) the requested Stated Amount and expiry date of the Letter of Credit, and
(iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any application procedures and documents required by the Issuing Lender in connection with the issuance of any Letter of Credit. Upon its issuance of any Letter of Credit, the Issuing Lender will promptly notify the Agent of such issuance, and the Agent will give prompt notice thereof to each Lender.

         3.3 Participations. Immediately upon the issuance of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, pro rata (based on the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender's Revolving Credit Commitment), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any Collateral or other security therefor or guaranty pertaining thereto; provided, however, that the fee relating to Letters of Credit described in SECTION 2.9(D) shall be payable directly to the Issuing Lender as provided therein, and the Lenders shall have no right to receive any portion thereof. Upon any change in the Revolving Credit Commitments of any of the Lenders pursuant to SECTION 11.7(A), with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new pro rata shares of the assigning Lender and the Assignee.

         3.4 Reimbursement. The Borrower hereby agrees to reimburse the Issuing Lender by making payment to the Agent, for the account of the Issuing Lender, in immediately available funds, for any payment made by the Issuing Lender under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a "Reimbursement Obligation") immediately after, and in any event within one (1) Business Day after its receipt of notice of, such payment (provided that any such Reimbursement Obligation shall be deemed timely satisfied (but nevertheless subject to the payment of interest thereon as provided hereinbelow) if satisfied pursuant to a Borrowing of Revolving Loans made on or prior to the next Business Day following the date of the Borrower's receipt of notice of such payment), together with interest on the amount so paid by the Issuing Lender, to the extent not reimbursed prior to 1:00 p.m., Charlotte time, on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Base Rate applicable to Revolving Loans as in effect from time to time during such period, such interest also to be payable on demand. The Issuing Lender will provide the Agent and the Borrower with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower's obligations under this Section or any other provision of this Agreement. The Agent will promptly pay to the Issuing Lender any such amounts received by it under this Section.

         3.5 Payment by Revolving Loans. In the event that the Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Lender pursuant to SECTION 3.4, and to the extent that any amounts then held in the Cash Collateral Account established pursuant to SECTION 3.8 shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Lender will promptly notify the Agent, and the Agent will promptly notify each Lender, of such failure. If the Agent gives such notice prior to 11:00 a.m., Charlotte time, on any Business Day, each Lender will make available to the Agent, for the account of the Issuing Lender, its pro rata share (based on the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender's Revolving Credit Commitment) of the amount of such payment on such Business Day in immediately available funds. If the Agent gives such notice after 11:00 a.m., Charlotte time, on any Business Day, each such Lender shall make its pro rata share of such amount available to the Agent on the next succeeding Business Day. If and to the extent any Lender shall not have so made its pro rata share of the amount of such payment available to the Agent, such Lender agrees to pay to the Agent, for the account of the Issuing Lender, forthwith on demand such amount, together with interest thereon at the Federal Funds Rate for each day from such date until the date such amount is paid to the Agent. The failure of any Lender to make available to the Agent its pro rata share of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Agent its pro rata share of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent such other Lender's pro rata share of any such payment. Each such payment by a Lender under this Section of its pro rata share of an amount paid by the Issuing Lender shall constitute a Revolving Loan by such Lender (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the aggregate Unutilized Revolving Credit Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time.

         3.6 Payment to Lenders. Whenever the Issuing Lender receives a payment in respect of a Reimbursement Obligation as to which the Agent has received, for the account of the Issuing Lender, any payments from the Lenders pursuant to
SECTION 3.5, the Issuing Lender will promptly pay to the Agent, and the Agent will promptly pay to each Lender that has paid its pro rata share thereof, in immediately available funds, an amount equal to such Lender's ratable share (based on the proportionate amount funded by such Lender to the aggregate amount funded by all Lenders) of such Reimbursement Obligation.

         3.7 Obligations Absolute. The Reimbursement Obligations of the Borrower, and the obligations of the Lenders under SECTION 3.5 to make payments to the Agent, for the account of the Issuing Lender, with respect to Letters of Credit, shall be irrevocable, shall remain in effect until the Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and, except to the extent resulting from any gross negligence or willful misconduct on the part of the Issuing Lender, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

         (a) Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

         (b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Borrower has notice or knowledge thereof;

         (c) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Lender, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

         (d) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

         (e) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

         (f) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

         (g) The occurrence of any Default or Event of Default; or

         (h) Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and each Lender and shall not create or result in any liability of the Issuing Lender to the Borrower or any Lender. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Lender's gross negligence or willful misconduct, (i) the Issuing Lender's acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing Lender's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Lender.

         3.8 Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Agent, at the direction or with the consent of the Required Lenders, may require the Borrower to deliver to the Agent such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under SECTION 2.6(B), or to the extent any amount of a required prepayment under SECTION 2.6(C), 2.6(D) or 2.6(E) remains after prepayment of all outstanding Loans and Reimbursement Obligations and termination of the Commitments, as contemplated by SECTION 2.6(F), the Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Agent in a cash collateral account (the "Cash Collateral Account"). The Borrower hereby grants to the Agent, for the benefit of the Issuing Lender and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Exposure, and for application to the Borrower's Reimbursement Obligations as and when the same shall arise. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Agent will deliver to the Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of the Issuing Lender for all of its obligations thereunder shall be held by the Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Agent may direct. If the Borrower is required to provide cash collateral pursuant to SECTION 2.6(B), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the sum of (x) the aggregate principal amount of all Revolving Loans outstanding at such time, (y) the aggregate principal amount of all Swingline Loans outstanding at such time, and (z) the aggregate Letter of Credit Exposure of all Lenders at such time would not exceed the aggregate Revolving Credit Commitments of all Lenders at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

         3.9 Effectiveness. Notwithstanding any termination of the Revolving Credit Commitments or repayment of the Loans, or both, the obligations of the Borrower under this Article shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

                                   ARTICLE IV


                             CONDITIONS OF BORROWING

         4.1 Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligation of the Issuing Lender to issue Letters of Credit hereunder on the Closing Date, is subject to the satisfaction of the following conditions precedent:

         (a) The Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified):

             (i) (A) a Revolving Note for each Lender that is a party hereto as of the Closing Date holding a Revolving Credit Commitment, in the amount of such Lender's Revolving Credit Commitment; and (B) a Swingline Note for the Swingline Lender, in the amount of the Swingline Commitment, in each case duly completed in accordance with the relevant provisions of SECTION 2.4 and executed by the Borrower;

             (ii) (A) the Subsidiary Guaranty, duly completed and executed by each Material Subsidiary; and (B) to the extent issued, an Intercompany Note, duly completed and executed by each Material Subsidiary;

             (iii) the Security Agreement, duly completed and executed by the Borrower and each Material Subsidiary, together with (A) any certificates evidencing the Capital Stock of the Borrower's Material Subsidiaries being pledged thereunder as of the Closing Date and undated assignments separate from certificate for any such certificate, duly executed in blank, and any promissory notes being pledged thereunder (including the Intercompany Notes), duly endorsed in blank; and (B) a duly completed and executed Perfection Certificate, substantially in the form of EXHIBIT K hereto;

             (iv) (A) the favorable opinions of (i) Goodwin, Procter & Hoar
         LLP, special counsel to the Borrower and its Subsidiaries, in substantially the form of EXHIBIT G-1, and (ii) local counsel to the Borrower in such jurisdictions as shall be reasonably specified by the Agent, in substantially the form of EXHIBIT G-2 and (B) copies of each opinion required to be delivered, if any, by counsel pursuant to the Merger Agreement or the Investment Agreement, accompanied in each case by a letter, unless such opinion is addressed to the Agent and the Lenders or expressly includes a reliance provision, from the counsel rendering such opinion, stating that the Agent and the Lenders are entitled to rely on such opinion as if it were addressed to the Agent and the Lenders;

             (v) Agency Account Agreements in substantially the form of EXHIBIT J, dated as of the Closing Date and duly executed by the parties thereto for the Deposit Accounts (as such term is defined in the Security Agreement) referred to on SCHEDULE 4.1(A);

             (vi) Assignments of Copyrights and Assignments of Patents and Trademarks for the federally registered Intellectual Property referred to in Annexes D, E and F of the Security Agreement, in substantially the form of Exhibits B and C, as applicable, to the Security Agreement, duly completed and executed by the Borrower or the applicable Subsidiary;

             (vii) Assignment of Domain Names for each of the domain names referred to in Annex G of the Security Agreement, in substantially the form of Exhibit E to the Security Agreement, duly completed and executed by the Borrower or the applicable Subsidiary;

             (viii) the Subordination Agreement, in form and substance satisfactory to the Agent, duly completed and executed by each of the Subordinated Investors and the Borrower as of the Closing Date;

             (ix) as of immediately prior to the effective time of the Merger, the holders of no more than five percent (5%) of the outstanding shares of common stock of the Borrower shall have taken all required actions to assert appraisal rights under Section 262 of the Delaware General Corporation Law and not withdrawn or otherwise permitted to lapse such appraisal rights or demands therefore;

         (b) The Agent shall have received a certificate, signed by the president, the chief executive officer or the Financial Officer of the Borrower, in form and substance satisfactory to the Agent, certifying that (i) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the consummation of the transactions contemplated hereby and by the other Transaction Documents, the making of the initial Loans hereunder and the application of the proceeds thereof, (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated hereby and by the other Transaction Documents, the making of the initial Loans hereunder and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the transactions contemplated hereby and by the other Transaction Documents, the making of the initial Loans hereunder and the application of the proceeds thereof, no Material Adverse Change has occurred since December 31, 1998, and there exists no event, condition or state of facts that would reasonably be expected to result in a Material Adverse Change, and
(iv) all conditions to the initial extensions of credit hereunder set forth in this Section and in SECTION 4.2 have been satisfied or waived as required hereunder.

         (c) The Agent shall have received a certificate of the secretary or an assistant secretary of each of the Borrower and each Material Subsidiary, in form and substance satisfactory to the Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation or certificate of formation, as the case may be, and all amendments thereto of the Borrower or such Subsidiary, as the case may be, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization or formation, as the case may be, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, partnership agreement, operating agreement or similar organic document, as the case may be, of the Borrower or such Subsidiary, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, members or partners, as the case may be, of the Borrower or such Subsidiary, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of the Borrower or such Subsidiary, as the case may be, executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

         (d) The Agent shall have received (i) a certificate as of a recent date of the good standing of each of the Borrower and each Material Subsidiary under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of each of the Borrower and each Material Subsidiary to conduct business as a foreign corporation in each jurisdiction where it is so qualified as of the Closing Date, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

         (e) All legal, accounting and tax matters, documentation, and corporate or other proceedings incident to the transactions contemplated hereby and by the other Transaction Documents shall be satisfactory in form and substance to the Agent; all approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement, the other Credit Documents, the Merger Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained, without the imposition of conditions that are not acceptable to the Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Agent shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents, the Merger Agreement, any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or that, in the opinion of the Agent, would reasonably be expected to have a Material Adverse Effect.

         (f) The Agent shall have received certified reports from an independent search service satisfactory to it listing any Uniform Commercial Code financing statement that (i) names the Borrower as debtor in any of the jurisdictions listed beneath its name on Annex B to the Security Agreement or (ii) names any Material Subsidiary as debtor in any of the jurisdictions listed beneath its name on Annex B to the Security Agreement, and the results thereof shall be satisfactory to the Agent.

         (g) The Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions (including, without limitation, the filing of duly completed and executed UCC-1 financing statements in each jurisdiction listed on Annex B to the Security Agreement) necessary or, in the reasonable opinion of the Agent, desirable to perfect the Liens created by the Security Documents shall have been completed, or arrangements satisfactory to the Agent for the completion thereof shall have been made.

         (h) Since December 31, 1998, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

         (i) The Borrower shall have received, directly or indirectly, (a) cash proceeds of approximately $32,800,000 from the issuance of preferred stock to the TA Funds on terms and conditions set forth in the Merger Agreement or otherwise satisfactory to the Agent and (b) cash proceeds of approximately $15,000,000 from the issuance of the Permitted Senior Subordinated Debentures on terms and conditions satisfactory to the Agent, including, without limitation, subordination terms and representations, warranties, covenants and defaults, conforming to and less restrictive than the provisions in this Agreement.

         (j) The Borrower shall have paid (i) to First Union Securities, Inc., the unpaid balance of the fees described in clauses (1) and (2) of the second paragraph of the Fee Letter, (ii) to the Agent, the initial payment of the annual administrative fee described in clause (2) of the second paragraph of the Fee Letter, and (iii) all other reasonable and actual fees and expenses of the Agent required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable invoiced fees and expenses of Agent's outside counsel) in connection with this Agreement and the transactions contemplated hereby.

         (k) The Agent shall have received a Financial Condition Certificate, together with the Pro Forma Balance Sheet and the Projections as described in SECTIONS 5.11(B) and 5.11(C), all of which shall be in form and substance satisfactory to the Agent.

         (l) The Agent shall have received a Covenant Compliance Worksheet, duly completed and certified by the Financial Officer and in form and substance satisfactory to the Agent, demonstrating the Borrower's compliance with the financial covenants set forth in ARTICLE VII, determined on a pro forma basis as of September 30, 1999 after giving effect to the making of the initial Loans hereunder and the consummation of the Transactions.

         (m) The Agent shall have received evidence satisfactory to it that (i) concurrently with the making of the initial Loans hereunder, (x) all principal, interest and other amounts outstanding with respect to any Indebtedness of the Borrower or a Subsidiary not expressly permitted under SECTION 8.2 to remain outstanding on and after the Closing Date ("Terminating Indebtedness") shall be repaid and satisfied in full, (y) all commitments to extend credit under the agreements and instruments relating thereto shall be terminated, and (z) any Liens securing any Terminating Indebtedness shall be released and any related filings terminated of record (or arrangements satisfactory to the Agent made therefor), and (ii) any letters of credit outstanding with respect to the Terminating Indebtedness shall have been terminated or canceled.

         (n) The Agent shall have received a report from the Borrower's independent insurance consultant, together with any other evidence in form and substance reasonably satisfactory to the Agent, that all of the requirements of
SECTION 6.6 and those provisions of the Security Agreement relating to the maintenance of insurance have been satisfied, including receipt of certificates of insurance evidencing the insurance coverages described on SCHEDULE 5.17 and all other or additional coverages required under the Security Agreement and naming the Agent as loss payee or additional insured, as its interests may appear; provided that the Borrower may change its insurance after the Closing as long as such insurance complies with the terms hereof.

         (o) The Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.

         (p) Subject to paragraph (e) above, the Transaction Documents shall have been duly authorized, executed and delivered by, and shall be binding upon, the Borrower, Merger Sub, TA Associates and each stockholder of the Borrower, in each case to the extent such Persons are parties thereto, and the Agent shall have received a copy thereof, together with all supporting documentation thereto.

         (q) The Transactions shall be consummated concurrently with the making of the initial Borrowing in accordance with the Transaction Documents and without any modification thereto or waiver of any term or condition thereof without the approval of the Agent.

         (r) The consummation of the Transactions shall not violate or cause a default under any material Requirement of Law or any Material Contract of the Borrower or any Subsidiary.

         (s) The Agent shall have received a copy of the certificate of Merger, certified by the Secretary of State of the State of Delaware, evidencing the Merger.

         (t) The Agent and each Lender shall be satisfied with the terms and conditions (including without limitation the terms of subordination thereof to the Obligations) of the Subordinated Indebtedness permitted under SECTION 8.2(II), including, without limitation, the terms of the Permitted Senior Subordinated Debentures.

         (u) As of the Closing Date, there shall not have occurred and be continuing a material disruption or a material adverse change in, or other condition with respect to, the United States financial and capital markets that could reasonably be expected to have a material adverse effect on the successful completion of the syndication of the Commitments.

         (v) There shall not be any material pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower or any of its Subsidiaries or the transactions contemplated hereby or by the other Transaction Documents;

         (w) The Agent shall have received a funds flow memorandum setting forth the flow of funds for the transactions contemplated hereby and by the Asset Purchase Agreement, and the same shall be in form and substance reasonably satisfactory to the Agent.

         (x) The Agent shall have received from the Borrower its consolidated operating budget for the period from September 30, 1999 through December 31, 2003, and the same shall be in form and substance satisfactory to the Agent.

         (y) The Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

         4.2 Conditions of All Borrowings. The obligation of each Lender to make any Loans hereunder, including the initial Loans (but excluding Revolving Loans made for the purpose of repaying Swingline Loans pursuant to SECTION 2.2(E)), and the obligation of the Issuing Lender to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

         (a) The Agent shall have received a Notice of Borrowing in accordance with SECTION 2.2(B), or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with SECTION 2.2(D), or (together with the Issuing Lender) a Letter of Credit Notice in accordance with SECTION 3.2, as applicable;

         (b) Each of the representations and warranties contained in ARTICLE V and in the other Credit Documents shall be true and correct in all material respects on and as of such Borrowing Date (including the Closing Date, in the case of the initial Loans made hereunder) or date of issuance with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date);

         (c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date; and

         (d) Any Borrowing or issuance of a Letter of Credit for the purpose of satisfying obligations related to the exercise of appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger shall require the consent of the Agent, which consent may be given in its sole discretion.

         Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing, or a Letter of Credit Notice, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained in subsections (b) and (c) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

                                   ARTICLE V


                         REPRESENTATIONS AND WARRANTIES

         To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Agent and the Lenders as follows:

         5.1 Organization and Power. The Borrower and each of its Material Subsidiaries (i) is a corporation, partnership, professional corporation or limited liability company duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, (ii) has the full power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation, partnership, professional corporation or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         5.2 Authorization; Enforceability. The Borrower and each of its Material Subsidiaries has taken, or on the Closing Date will have taken, all necessary action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Borrower and each of its Material Subsidiaries that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

         5.3 No Violation. The execution, delivery and performance by the Borrower and each of its Material Subsidiaries of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation, certificate of formation, bylaws, operating agreement, partnership agreement or other organic documents of the Borrower or any of its Subsidiaries or contravene any other Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party (including any Service Agreement), by which it or any of its properties is bound or to which it is subject, (iii) result in a Limitation on any Licenses applicable to the business, operations or properties of the Borrower or any Subsidiary or adversely affect the ability of the Borrower or any Subsidiary to participate in any Third Party Payor Arrangement, or (iv) except for the Liens granted in favor of the Agent pursuant to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties or assets. No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any Subsidiary, to make loans or advances to the Borrower or any Subsidiary, or to transfer any of its assets or properties to the Borrower or any Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

         5.4 Governmental and Third-Party Authorization; Permits.

         (a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Borrower and its Material Subsidiaries of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) filings of Uniform Commercial Code financing statements and other instruments and actions necessary to perfect the Liens created by the Security Documents, (ii) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, (iii) consents and filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect, and (iv) consents, authorizations and filings listed on SCHEDULE 5.4.

         (b) The Borrower, each Subsidiary and, to the knowledge of the Borrower as of the Closing Date, each Managed Practice (i) has, and is in good standing with respect to, all approvals, permits and other Licenses and (to the extent applicable) all Reimbursement Approvals necessary to conduct its business as presently conducted and to own or lease and operate its properties, (ii) to the extent applicable, has obtained and maintains accreditation from all generally recognized accrediting agencies for the Borrower and its Subsidiaries to the extent prudent and customary in the industry in which the Borrower, any of its Subsidiaries or any Managed Practice is engaged or to the extent required for facilities owned, operated or managed by the Borrower, any of its Subsidiaries or any Managed Practice and (iii) if required, has obtained and maintains Medicaid Certification and Medicare Certification; (iv) if required, has entered into and maintains in good standing its Medicare Provider Agreement and its Medicaid Provider Agreement, except, in each case referred to in clauses (i) through (iv), for those instances the failure to obtain or enter into which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is no pending or, to the knowledge of the Borrower, threatened Limitation of any such approval, permit or other License or Reimbursement Approval of the Borrower, any Subsidiary or any Managed Practice (as of the Closing Date), except for such Limitations as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

         (c) Each professional employee, officer and director of the Borrower, its Subsidiaries, and, to the knowledge of the Borrower as of the Closing Date, any Managed Practices providing professional services to patients of the Borrower or any such Subsidiary is duly Licensed (where License is required) by each state or state agency or commission, or any other Governmental Authority having jurisdiction over the provisions of such services by such employee, officer or director, in which the Borrower or Subsidiary is located, required to enable such employee, officer or director to provide the professional services necessary to enable the Borrower or Subsidiary to operate as currently operated and as presently contemplated to be operated, except for those Licenses the failure of which to obtain would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. All such required Licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited, except for those instances which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Each physician retained or otherwise engaged as an independent contractor by the Borrower or its Subsidiaries possesses a valid narcotics number issued by the United States Drug Enforcement Administration and a valid state narcotics registration, except for those instances which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

         5.5 Litigation. Except as set forth in SCHEDULE 5.5, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting the Borrower, any Subsidiary, to the knowledge of the Borrower as of the Closing Date, any Managed Practice, or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, or
(ii) with respect to this Agreement or any of the other Credit Documents.

         5.6 Taxes. The Borrower and each of its Material Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower or any Material Subsidiary, and there is no unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any Material Subsidiary for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP. Neither the Borrower nor any Material Subsidiary has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

         5.7 Subsidiaries/Minority Investments. SCHEDULE 5.7 sets forth a list, as of the Closing Date, of all of the Material Subsidiaries and other Subsidiaries of the Borrower and all Minority Investments and, as to each such Subsidiary and Minority Investment, the percentage ownership (direct and indirect) of the Borrower in each class of its Capital Stock and each direct owner thereof. Except for the shares of Capital Stock expressly indicated on
SCHEDULE 5.7, there are no shares of Capital Stock of any Subsidiary of the Borrower outstanding or reserved for any purpose. All outstanding shares of Capital Stock of each Subsidiary of the Borrower are duly and validly issued, fully paid and nonassessable. The Borrower is the sole legal, record and beneficial owner of, and has good and valid title to, all such Capital Stock, free and clear of all Liens other than the Liens created pursuant to the Security Agreement.

         5.8 Full Disclosure. All factual information heretofore or contemporaneously furnished to the Agent or any Lender in writing by or on behalf of the Borrower or any Subsidiary for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to the Agent or any Lender in writing by or on behalf of the Borrower or any Subsidiary will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading. This SECTION 5.8 does not apply to the Projections, which are separately covered by SECTION 5.11(C) hereof.

         5.9 Margin Regulations. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T or X or any provision of the Exchange Act.

         5.10 No Material Adverse Change. There has been no Material Adverse Change since December 31, 1998, and there exists no event, condition or state of facts that would reasonably be expected to result in a Material Adverse Change.

         5.11 Financial Matters.

         (a) The Borrower has heretofore furnished to the Agent copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 1998 and 1997, and the related statements of income, cash flows and stockholders' equity for the fiscal years then ended, together with the opinion of Arthur Andersen LLP thereon, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 1999, and the related statements of income, cash flows and stockholders' equity for the nine-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments), are true and correct in all material respects, and present fairly the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto or on SCHEDULE 5.11, there are no material liabilities or obligations with respect to the Borrower or any Material Subsidiary of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

         (b) The unaudited pro forma balance sheet of the Borrower and its Subsidiaries as of the Closing Date, a copy of which has heretofore been delivered to the Agent, gives pro forma effect to the Transactions, the initial extensions of credit made under this Agreement, and the payment of transaction fees and expenses related to the foregoing, all as if such events had occurred on such date (the "Pro Forma Balance Sheet"). The Pro Forma Balance Sheet has been prepared in accordance with GAAP (subject to (i) the absence of footnotes required by GAAP and subject to normal year-end adjustments and (ii) the consolidation of its Subsidiaries) and, subject to stated assumptions made in good faith and having a reasonable basis set forth therein,


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

presents fairly the financial condition of the Borrower and its Subsidiaries on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the Transactions.

         (c) The Borrower has prepared, and has heretofore furnished to the Agent a copy of, annual projected balance sheets and statements of income and cash flows of the Borrower and Loan Parties for the fourth quarter of the year ended December 31, 1999 and the four succeeding fiscal years, giving effect to the Transactions, the initial extensions of credit made under this Agreement, and the payment of transaction fees and expenses related to the foregoing (the "Projections"). In the opinion of management of the Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof. The Projections have been prepared in good faith by the Borrower, are complete and are based on assumptions believed to be reasonable estimates of the future performance and financial condition of the Borrower and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections and that such projections are estimates and not a guarantee of actual results.

         (d) Each of the Borrower and its Subsidiaries, after giving effect to the consummation of the Transactions contemplated hereby, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

         5.12 Ownership of Properties. Except as set forth in SCHEDULE 5.12, the Borrower and each Subsidiary (i) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, (ii) possesses or has rights to use licenses, patents, copyrights, trademarks, service marks, trade names and other assets sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material conflict with the rights of others, and (iii) has good title to all of its other properties and assets reflected in the most recent financial statements referred to in SECTION 5.11(A) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business and except those properties which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect), in each case under (i), (ii) and (iii) above free and clear of all Liens other than Permitted Liens. The Borrower and its Material Subsidiaries own no fee interests in the Realty.

         5.13 ERISA.

         (a) Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code. No ERISA Event (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA.

         (b) Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in "reorganization" or is "insolvent" within the meaning of such terms under ERISA.

         5.14 Environmental Matters.

         (a) No Hazardous Substances are or have been generated, used, released, treated, disposed of or stored by the Borrower or any Subsidiary or, to the knowledge of the Borrower, by any other Person (including any Managed Practice or predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Borrower or any Subsidiary, except in material compliance with all applicable Environmental Laws, and, to the knowledge of the Borrower, no portion of any such real property or any other real property at any time leased, owned or operated by the Borrower or any Subsidiary, has been contaminated by any Hazardous Substance; and no portion of any real property, leased or owned, of the Borrower or any Subsidiary has been or is presently the subject of a non-routine environmental audit, assessment or remedial action.

         (b) No portion of any real property, leased or owned, of the Borrower or any Subsidiary has been used by the Borrower or any Subsidiary or, to the knowledge of the Borrower, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; no portion of such real property or any other real property at any time leased, owned or operated by the Borrower or any Subsidiary has, pursuant to any Environmental Law, been placed on the "National Priorities List" or "CERCLIS List" (or any similar state or local list) of sites subject to possible environmental problems; and to the knowledge of the Borrower, there are not and have never been any underground storage tanks situated on any real property, leased or owned, of the Borrower or any Subsidiary.

         (c) All activities and operations of the Borrower and each Subsidiary are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Each of the Borrower and each Subsidiary has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing; and each of the Borrower and each Subsidiary is in compliance with all terms and conditions of such licenses and permits, except for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Borrower, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor does the Borrower have reason to believe any such actions, suits or proceedings will be forthcoming.

         5.15 Compliance With Laws. The Borrower, each Subsidiary and, to the knowledge of the Borrower as of the Closing Date, each Managed Practice, has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties (including, without limitation, all applicable Medicare Regulations and Medicaid Regulations), except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

         5.16 Regulated Industries. Neither the Borrower nor any Subsidiary is
(i) an "investment company," a company "controlled" by an "investment company," or an "investment advisor," within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.17 Insurance. SCHEDULE 5.17 sets forth a true and complete summary of all insurance policies or arrangements carried or maintained by the Borrower and each Subsidiary as of the Closing Date, indicating in each case the insurer, policy number, expiration, amount and type of coverage and deductibles. The assets, properties and business of the Borrower and each Subsidiary are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

         5.18 Material Contracts. SCHEDULE 5.18 lists, as of the Closing Date, each Material Contract to which the Borrower or any Subsidiary is a party, by which any of them or their respective properties is bound or to which any of them is subject. As of the Closing Date, (i) to the knowledge of the Borrower with respect to third parties, each Material Contract is in full force and effect and is enforceable by the Borrower or the Subsidiary that is a party thereto in accordance with its terms, and (ii) neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract. No Subsidiary other than a Material Subsidiary is party to a Material Contract.

         5.19 Security Documents. The provisions of each of the Security Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Agent, for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each of the Borrower and each Subsidiary that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) the initial extension of credit hereunder,
(ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein,
(iii) the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, and (iv) the possession by the Agent of any certificates evidencing the securities pledged thereby, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the Borrower or such Subsidiary, as applicable, in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession, subject only to Permitted Liens.

         5.20 Labor Relations. Neither the Borrower nor any Subsidiary is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. There is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary, and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to the Borrower or any Subsidiary.

         5.21 Year 2000 Compatibility. Any reprogramming required to permit the proper functioning, before, on and after January 1, 2000, of (i) the Borrower's and its Subsidiaries' computer-based systems and (ii) equipment containing embedded microchips (including, to the Borrower's knowledge, systems and equipment supplied by others or with which the Borrower's or any of its Subsidiaries' systems interface), and the testing of all such systems and equipment, as so reprogrammed, will be completed by the Closing Date. The cost to the Borrower and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the year 2000 to the Borrower and its Subsidiaries (including, without limitation, to the knowledge of the Borrower, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and its Subsidiaries (and, to the knowledge of the Borrower, the computer and management information systems of suppliers and vendors material to the Borrower and its Subsidiaries' business) are sufficient to permit the Borrower and its Subsidiaries to conduct their respective businesses without a Material Adverse Effect.

         5.22 Service Agreements. No Service Agreement to which the Borrower or any Subsidiary is a party, nor any of the transactions contemplated thereunder, violates any applicable Requirement of Law (i) relating to the eligibility of a Managed Practice to enter into or participate in any Third Party Payor Arrangement or otherwise applicable to such Managed Practice as a result of such participation, (ii) relating to any License or Reimbursement Approval of a Managed Practice required in connection with any Third Party Payor Arrangement in which it participates, or (iii) relating to the practice of medicine or the sharing of fees in connection therewith, except in each case under (i), (ii) and
(iii) above for such violations as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         5.23 Reimbursement. All billings by the Borrower, each Subsidiary and, to the knowledge of the Borrower as of the Closing Date, each Managed Practice, pursuant to Third Party Payor Arrangements have been made in compliance with all applicable Requirements of Law, except where the failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and to the knowledge of the Borrower, there has been no intentional or material overbilling or overcollection pursuant to any Third Party Payor Arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the payors with respect to such billings.

         5.24 Fraud and Abuse. None of the Borrower, any Subsidiary, to the knowledge of the Borrower, any Managed Practice as of the Closing Date, or, to the knowledge of the Borrower as of the Closing Date, any physician shareholder or employee of any Managed Practice, has engaged in any activities that are prohibited under 42 U.S.C. ss.ss. 1320a-7b, or the regulations promulgated thereunder, or related Requirements of Law, or that are prohibited by rules of professional conduct, including, without limitation, the following: (i) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (y) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or any other government or private third party payor, or (z) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or any other government or private third party payor.

         5.25 Certain Transactions.

         (a) As of the Closing Date, (i) all conditions to the obligations of the Borrower under the Merger Agreement and the other Transaction Documents to consummate the Transactions shall have been satisfied unless waived or consented to by the Agent, (ii) all funds advanced by the Lenders will be used to consummate the Transactions and for other permitted uses under SECTION 2.14 and
(iii) the Transactions will be consummated in accordance with the Merger Agreement, and the other Transaction Documents.

         (b) As of the Closing Date, the representations and warranties made by the Borrower under the Merger Agreement, the Investment Agreement and the Warrants are true and correct (except to the extent that any such representations and warranties speak only to a prior date, in which case, such representations and warranties shall have been true and correct as of such prior date), both immediately before and after giving effect to the consummation of the Transactions (or, to the extent made as of the consummation of the Transactions, will be true and correct in all material respects upon consummation of the Transactions).

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

         (c) On the Closing Date, all funds advanced by the Subordinated Investors will be used to consummate the Transactions and to pay any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and closing fees of the Borrower incurred as a result of the Transactions and all other non-recurring costs and expenses (including, without limitation, severance and/or termination fees under employment contracts) occurring as a result of the Transactions.

         (d) The copy of the Merger Transaction Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) delivered or made available to the Agent as of the Closing Date is complete and correct in all material respects. Neither the Borrower nor, to the Borrower's knowledge, any other party thereto is in default in the performance or compliance with any material provisions thereof. The Merger Agreement complies with, and prior to the Closing the Merger has been consummated in accordance with, all applicable Requirements of Law that apply to the Borrower. All requisite approvals by Governmental Authorities having jurisdiction over the Borrower, Merger Sub, and any other Persons referenced therein, with respect to the transactions contemplated by the Merger Agreement, have been obtained on or before the Closing Date, and no such approvals impose or will impose any material adverse conditions to the consummation of the transactions contemplated by the Merger Agreement or to the conduct by the Borrower and its Material Subsidiaries of their business thereafter.

         (e) As of the Closing Date, the Merger Certificate has been duly filed with the Secretary of State of Delaware and the Merger has become effective.

         5.26 Ownership. After giving effect to the Transactions (including the Merger), the authorized Capital Stock of the Borrower will consist of (i) 10,000,000 shares of common stock, $.001 par value per share, of which 2,058,607 shares will be issued and outstanding and 284,597 shares will be reserved for issuance under the Borrower's employee stock incentive plans, and (ii) 4,576,186 shares of preferred stock, par value $.001 per share, consisting of 4,546,186 shares of convertible participating preferred stock, of which 3,247,080 shares will be issued and outstanding, 30,000 shares of 6% redeemable preferred stock, of which 27,800 shares will be outstanding, and (iii) 500,000 shares of undesignated preferred stock, of which no shares shall be outstanding. After giving effect to the Transactions (including the Merger), all of the outstanding shares of common stock and preferred stock of the Borrower will have been duly and validly authorized and issued, will be fully paid and nonassessable, and will not have been issued in violation of the preemptive rights of any stockholder. Upon consummating the Transactions, TA Associates will own good, valid and marketable title to at least 55% of the Borrower's Capital Stock, including all of the outstanding preferred stock. Other than the common stock and preferred stock of the Borrower and the Warrants, the Borrower has not issued any other Capital Stock. Except as set forth on SCHEDULE 5.26, and except for the Warrants and any options outstanding under the Borrower's stock incentive plans, there are no existing options, warrants, calls or commitments relating to, or any securities or rights convertible into, exercisable for or exchangeable for, any Capital Stock of the Borrower.

         5.27 Management History. To the knowledge of the Borrower, during the past ten (10) years neither Ramie A. Tritt nor Gerald R. Benjamin has been arrested for, or convicted of, any criminal offense, or been the subject of one of the events described in paragraphs (f) or (g) of

SECTION 9.1, applying such events to such persons. Further, neither Dr. Tritt nor Mr. Benjamin has served as an officer, director, general partner, member, or manager of any Person that has been or is the subject of one of the events described in paragraphs (f) or (g) of SECTION 9.1, applying such events to such Person during Dr. Tritt's or Mr. Benjamin's service in such capacity with such Person.

                                   ARTICLE VI


                              AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

         6.1 Financial Statements. The Borrower will deliver to each Lender:

         (a) As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 1999, (i) unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income, cash flows and stockholders' equity for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter and (ii) monthly operating statements for each Managed Practice for the three months in the fiscal quarter then ended, all in reasonable detail; and

         (b) As soon as available and in any event within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 1999, (i) an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, cash flows and stockholders' equity for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and certified by the independent certified public accounting firm regularly retained by the Borrower or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Required Lenders, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year and (ii) monthly operating statements for each Managed Practice for the three most recent months of the fiscal year then ended, all in reasonable detail.

         6.2 Other Business and Financial Information. The Borrower will deliver to each Lender:

         (a) Concurrently with each delivery of the financial statements described in SECTION 6.1, a Compliance Certificate with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in ARTICLE VII as of the last day of the period covered by such financial statements;

         (b) As soon as available and in any event within thirty (30) days prior to the end of each fiscal year, beginning with the fiscal year ending December 31, 1999, a consolidated operating budget for the Borrower and its Subsidiaries for the succeeding fiscal year (prepared on a quarterly basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with cash flow projections for the succeeding fiscal year (to the extent such cash flow projections are delivered to the Subordinated Investors), together with a certificate of a Financial Officer to the effect that such budgets have been prepared in good faith and are reasonable estimates of the financial position and results of operations of the Borrower and its Subsidiaries for the period covered thereby; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budget;

         (c) Promptly upon receipt thereof, copies of any "management letter" submitted to the Borrower or any Material Subsidiary by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from the Borrower or any such Material Subsidiary in respect thereof;

         (d) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower or any Subsidiary shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Borrower or any Subsidiary shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, (iii) all press releases and other statements made available generally by the Borrower or any Material Subsidiary to the public concerning material developments in the business of the Borrower or any Subsidiary; and (iv) all material regulatory reports and notices of Governmental Authorities.

         (e) Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

             (i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

             (ii) the institution or threatened in writing institution of any action, suit, investigation or proceeding against or affecting the Borrower or any Subsidiary or any Managed Practice, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to SECTION 5.5 or this subsection;

             (iii) the receipt by the Borrower or any Material Subsidiary from any Governmental Authority of (y) any notice asserting any failure by the Borrower or any Material Subsidiary or any Managed Practice to be in compliance with applicable Requirements of Law or that threatens the taking of any action against such Person or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, or Limitation with respect to any License or Reimbursement Approval of the Borrower or any Material Subsidiary or any Managed Practice, where such action would be reasonably likely to have a Material Adverse Effect;

             (iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or such ERISA Affiliate with respect to such ERISA Event;

             (v) the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract;

             (vi) the occurrence of any of the following: (x) the written assertion of any Environmental Claim against or affecting the Borrower, any Subsidiary or any of their respective real property, leased or owned; (y) the receipt by the Borrower or any Subsidiary of written notice of any alleged violation of or noncompliance with any Environmental Laws; or (z) the taking of any remedial action by the Borrower, any Subsidiary or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased or owned by the Borrower or any Subsidiary; but in each case under clauses
         (x), (y) and (z) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect; and

             (vii) any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, including without limitation, information about Managed Practices, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

         (f) As promptly as reasonably possible, such other information about the condition (financial or otherwise), operations, properties or business of the Borrower or any Subsidiary (including any Plan and any information required to be filed under ERISA) as the Agent or any Lender may from time to time reasonably request; and

         (g) Concurrently with each delivery of the financial statements described in SECTION 6.1, the information referred to in SECTION 6.9(E).

         6.3 Existence; Franchises; Maintenance of Properties. The Borrower will, and will cause each Material Subsidiary to, (i) maintain and preserve in full force and effect its corporate existence, except as expressly permitted otherwise by SECTION 8.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations and other Licenses, and all Reimbursement Approvals, required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

         6.4 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

         6.5 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Borrower or any Subsidiary; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

         6.6 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, and maintain such other or additional insurance on such terms and subject to such conditions as may be required under any Security Document.

         6.7 Maintenance of Books and Records; Inspection. The Borrower will, and will cause each Material Subsidiary to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Agent or any Lender (by arrangements through the Agent) to inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon reasonable advance notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

         6.8 Managed Practices. The Borrower will exercise commercially reasonable efforts to cause each Managed Practice to obtain, maintain and preserve in full force and effect all other rights, franchises, permits, certifications, approvals, authorizations and other Licenses (including with respect to physician and dentist employees), and all Reimbursement Approvals, required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect.

         6.9 Permitted Acquisitions and Permitted Minority Investments.

         (a) Subject to the provisions of subsection (b) below and the requirements contained in the definition of Permitted Acquisition and Permitted Minority Investment, and subject to the other terms and conditions of this Agreement, the Borrower may from time to time on or after the Closing Date effect Permitted Acquisitions and Permitted Minority Investments; provided that, with respect to each Permitted Acquisition and Permitted Minority Investment (unless otherwise consented to in writing by the Required Lenders pursuant to the definition of Permitted Acquisition or Permitted Minority Investment, as the case may be):

             (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or Permitted Minority Investment, as the case may be, or would exist immediately after giving effect thereto;

             (ii)  the Purchase Amount with respect to a Permitted
         Acquisition (y) shall not exceed $3,000,000, and (z) together with the aggregate of the Purchase Amounts for all other Permitted Acquisitions and Permitted Minority Investments consummated during any consecutive twelve month period shall not exceed $20,000,000;

             (iii) the Purchase Amount with respect to a Permitted
         Acquisition in the form of a Permitted Joint Venture or a Permitted Minority Investment (y) shall not exceed $3,000,000, and (z) together with the aggregate of the Purchase Amounts for all other Permitted Acquisitions in the form of Permitted Joint Ventures and Permitted Minority Investments consummated during any consecutive twelve month period shall not exceed $10,000,000;

             (iv) the Purchase Amounts for all Permitted Minority Investments during the term of this Agreement shall not exceed $20,000,000; and

             (v) if required, the Borrower has received the consent of the Subordinated Investors under the Permitted Senior Subordinated Debentures.

         (b) Not less than ten (10) Business Days prior to the proposed consummation of any Permitted Acquisition or Permitted Minority Investment with respect to which the Purchase Amount exceeds $1,000,000, the Borrower shall have delivered to the Agent the following:

             (i) a reasonably detailed description of the material terms of such Permitted Acquisition or Permitted Minority Investment, as the case may be (including, without limitation, the Purchase Amount and method and structure of payment) and of each Person or business that is the subject of such Permitted Acquisition or Permitted Minority Investment, as the case may be (each, a "Target"); and

             (ii) a certificate, in form and substance reasonably satisfactory to the Agent, executed by a Financial Officer setting forth the Purchase Amount and further to the effect that, to the best of such individual's knowledge, (x) the consummation of such Permitted Acquisition or Permitted Minority Investment, as the case may be will not result in a violation of any provision of this Section, and after giving effect to such Permitted Acquisition or Permitted Minority Investment, as the case may be and any Borrowings made in connection therewith, the Borrower will be in compliance with the financial covenants contained in ARTICLE VII at the most recent calculation period, such compliance determined with regard to good faith calculations made on a pro forma basis in accordance with GAAP as if such Target (in the case of a Permitted Acquisition) had been consolidated with the Borrower for such periods (such calculations to be attached to the certificate), (y) after giving effect to such Permitted Acquisition or Permitted Minority Investment, as the case may be, and any Borrowings in connection therewith, the Borrower believes in good faith that it will have sufficient availability under the Commitments to meet its ongoing working capital requirements, and (z) no Event of Default exists before or after giving effect to such Permitted Acquisition or Permitted Minority Investment, as the case may be, and giving effect to the annual delivery of operating budget cash flow projections prepared on a quarterly basis for the fiscal year following the date of such Permitted Acquisition or Permitted Minority Investment, as the case may be.

         (c) The Agent and the Lenders shall use commercially reasonable efforts to respond to the request of the Borrower for the consent of the Required Lenders with respect to an Acquisition or a Minority Investment promptly (and in any event within five (5) Business Days) after receipt of all information required in connection with such Acquisition or Minority Investment, including without limitation all information required under SECTIONS 6.9 and 6.10; provided, that the failure of the Agent and the Lenders to respond within such five (5) Business day period shall not be deemed a consent of the Required Lenders to such Acquisition or Minority Investment.

         (d) As soon as reasonably practicable after the consummation of any Permitted Acquisition or Permitted Minority Investment, the Borrower will deliver to the Agent a copy of the fully executed acquisition or investment agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith.

         (e) The consummation of each Permitted Acquisition or Permitted Minority Investment, as the case may be, shall be deemed to be a representation and warranty by the Borrower that (except as shall have been approved in writing by the Required Lenders) all conditions thereto set forth in this Section and in the description furnished under clause (i) of subsection (b) above have been satisfied, that the same is permitted in accordance with the terms of this Agreement, and that the matters certified to by the Financial Officer of the Borrower in the certificate referred to in clause (ii) of subsection (b) above are, to the best of such individual's knowledge, true and correct in all material respects as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty as of the date thereof for all purposes hereunder, including, without limitation, for purposes of SECTIONS 4.2 and 9.1.

         (f) Concurrently with each delivery of the financial statements described in SECTION 6.1, the Borrower shall deliver to the Agent and each Lender the following information with respect to any Permitted Acquisition or Permitted Minority Investment occurring during the period covered by the financial statements then being delivered (and for purposes of the financial statements described in SECTION 6.1(B), any Permitted Acquisition or Permitted Minority Investment not previously disclosed under this subsection (f)) and not requiring the Required Lenders' consent under SECTION 6.9(A)(II) or CLAUSE (B) of the definition of Permitted Acquisition:

              (i) a reasonably detailed description of the material terms of such Permitted Acquisition or Permitted Minority Investment (including, without limitation the Purchase Amount and the method and structure of payment) and of the Target; and

              (ii) solely with respect to a Permitted Acquisition, projected income statements of the Target for the two-year period following the consummation of the Permitted Acquisition for such Target, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments.

         (g) The Agent shall have the right to conduct an on-site visit of the Target before or after any Acquisition or Minority Investment is consummated, subject to reasonable notice and reasonable times.

         6.10 Creation or Acquisition of Subsidiaries. Subject to the provisions of SECTION 8.5, the Borrower may from time to time create or acquire new Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Subsidiaries of the Borrower may create or acquire new Subsidiaries, provided that:

         (a) Concurrently with (and in any event within ten (10) Business Days thereafter) the creation or direct or indirect acquisition by the Borrower thereof, each such new Subsidiary that would be deemed a Material Subsidiary (excluding Permitted Joint Ventures), will execute and deliver to the Agent (i) a joinder to the Subsidiary Guaranty, pursuant to which such new Material Subsidiary shall become a party thereto and shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents, and (ii) a joinder to the Security Agreement, pursuant to which such new Material Subsidiary shall become a party thereto and shall grant to the Agent a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as Collateral for its obligations under the Subsidiary Guaranty, subject only to Permitted Liens;

         (b) Concurrently with (and in any event within ten (10) Business Days thereafter) the creation or acquisition of any new Material Subsidiary (including Permitted Joint Ventures) all or a portion of the Capital Stock of which is directly owned by the Borrower, the Borrower will execute and deliver to the Agent an amendment or supplement to the Security Agreement pursuant to which all of the Capital Stock of such new Material Subsidiary owned by the Borrower shall be pledged to the Agent, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank; and concurrently with (and in any event within ten (10) Business Days thereafter) the creation or acquisition of any new Material Subsidiary (including Permitted Joint Ventures) all or a portion of the Capital Stock of which is directly owned by another Subsidiary (the "Parent Subsidiary"), the Parent Subsidiary will execute and deliver to the Agent an appropriate joinder, amendment or supplement to the Security Agreement, pursuant to which all of the Capital Stock of such new Material Subsidiary owned by such Parent Subsidiary shall be pledged to the Agent, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank; and

         (c) As promptly as reasonably possible, the Borrower will deliver any such other documents, certificates and opinions (including without limitation UCC financing statements, Intercompany Notes and opinions of local counsel in the jurisdiction of organization of each such new Material Subsidiary), in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably request in connection therewith and will take such other action as the Agent may reasonably request to create in favor of the Agent a perfected security interest in the Collateral being pledged pursuant to the documents described above; provided, that with respect to Permitted Joint Ventures that do not become Subsidiary Guarantors pursuant to PARAGRAPH 6.10(A) above, the Borrower shall cause such Permitted Joint Venture to deliver documentation of the type described in SECTIONS 4.1(C), (D) and (F) herein.

         (d) Calculations for determining whether the new Subsidiary qualifies as a Material Subsidiary shall be based upon the financial statements of the new Subsidiary or group of purchased assets, as applicable, for the most recently ended fiscal quarter. Such calculations shall be made in accordance with GAAP as if such Subsidiary or group of assets had been consolidated with the Borrower as of such fiscal quarter.

         6.11 Additional Security. The Borrower will, and will cause each of its Material Subsidiaries (excluding Permitted Joint Ventures) to, grant to the Agent from time to time security interests, fee mortgages and other Liens in and upon such assets and properties of the Borrower or such Material Subsidiary as are not covered by the Security Documents executed and delivered on the Closing Date or pursuant to SECTION 6.10 and as may be reasonably requested from time to time by the Required Lenders (including, without limitation, Liens on assets acquired by the Borrower or a Material Subsidiary in connection with any Permitted Acquisition). Such security interests, fee mortgages and Liens shall be granted pursuant to documentation in form and substance reasonably satisfactory to the Agent and shall constitute valid and perfected security interests and Liens, subject to no Liens other than Permitted Liens. Without limitation of the foregoing, in connection with the grant of any fee mortgage or fee deed of trust with respect to any fee interest in real property, the Borrower will, and will cause each applicable Material Subsidiary to, at the Borrower's expense, prepare, obtain and deliver to the Agent any environmental assessments, appraisals, surveys, title insurance and other matters or documents as the Agent may reasonably request or as may be required under applicable banking laws and regulations.

         6.12 Year 2000 Compatibility. The Borrower will, and will cause each Material Subsidiary to, take all action necessary to ensure that its computer-based systems are able to operate and effectively process data including dates on and after January 1, 2000, except where failure to so comply would not be expected to result in a Material Adverse Effect. At the request of the Agent or the Required Lenders, the Borrower will provide reasonable assurance of its Year 2000 compatibility.

         6.13 Further Assurances. The Borrower will, and will cause each Subsidiary to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Agent and the Lenders under this Agreement and the other Credit Documents.

         6.14 Compliance with Transaction Documents. The Borrower will perform and observe, and will cause each of its Subsidiaries to perform and observe, all of its material obligations set forth in the Transaction Documents.

                                  ARTICLE VII


                               FINANCIAL COVENANTS

         The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

         7.1 Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the last day of any fiscal quarter during the periods set forth below to be greater than the ratio set forth below opposite such period:


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

                                                              Maximum
         Date                                          Total Leverage Ratio
         ----                                          --------------------

         September 30, 1999 through September 30,
              2000                                          4.25 : 1.0

         October 1, 2000 through  December 31,
              2001                                          4.00 : 1.0

         Thereafter                                         3.75 : 1.0


         7.2 Senior Leverage Ratio. The Borrower will not permit the Senior Leverage Ratio as of the last day of any fiscal quarter during the periods set forth below to be greater than the ratio set forth below opposite such period:


                                                               Maximum
          Date                                          Senior Leverage Ratio
          ----                                          ---------------------
          September 30, 1999 through September 30,
               2000                                          3.00 : 1.0

          Thereafter                                         2.75 : 1.0

         7.3 Minimum Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ended on September 30, 1999, to be less than 2.50 to 1.0.

                                  ARTICLE VIII


                               NEGATIVE COVENANTS

         The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

         8.1 Merger; Consolidation. The Borrower will not, and will not permit or cause any Material Subsidiary to, liquidate, wind up or dissolve, and the Borrower will not, and will not permit or cause any Subsidiary to, enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

             (i) the Borrower may merge or consolidate with another Person so long as (x) the Borrower is the surviving entity, (y) such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of SECTIONS 6.9 and 6.10 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist;

             (ii)  any Subsidiary may merge or consolidate with another
         Person so long as (x) the surviving entity is the Borrower or a Subsidiary Guarantor (or in the case of an immaterial Subsidiary, the surviving entity is another immaterial Subsidiary or a Subsidiary Guarantor), (y) such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of SECTIONS 6.9 and 6.10 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist;

             (iii) the Borrower and its Subsidiaries may consummate the Transactions.

         8.2 Indebtedness. The Borrower will not, and will not permit or cause any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness other than:

             (i) Indebtedness incurred under this Agreement, the Notes and the Subsidiary Guaranty;

             (ii) subordinated indebtedness existing on the Closing Date and described in SCHEDULE 8.2, as such subordinated indebtedness is in effect as of the Closing Date, including all terms and conditions thereto;

             (iii) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

             (iv) unsecured intercompany Indebtedness (x) of any Subsidiary Guarantor to the Borrower, (y) of any Subsidiary Guarantor to a Subsidiary, and (z) of the Borrower to any Subsidiary, provided that any such Indebtedness under this clause (iv) is incurred in the ordinary course of business and, if requested by the Agent, is evidenced by one or more promissory notes pledged to the Agent pursuant to the Security and Pledge Agreement, is payable on demand and is fully subordinated in right of payment to the Obligations; and provided, further, that unsecured intercompany Indebtedness of Permitted Joint Ventures under clauses (x) or (y) above, when aggregated with dispositions of assets to Permitted Joint Ventures permitted under
         SECTION 8.4(IV) and restricted investments permitted under SECTION 8.5(IX), shall not exceed, for any consecutive twelve month period, $10,000,000 in the aggregate or $3,000,000 individually with respect to Permitted Joint Ventures and, with respect to SECTION 8.5(ix), Permitted Minority Investments (including Purchase Amounts incurred in connection with Permitted Joint Ventures and Permitted Minority Investments and other amounts consented to by the Required Lenders in writing)

             (v) Indebtedness of the Borrower under Hedge Agreements permitted under SECTION 8.5(VI);

             (vi) other than seller debt issued or sold in accordance with subsection (IX) below, unsecured Indebtedness of the Borrower that is expressly subordinated and made junior in right and time of payment to the Obligations and that is evidenced by one or more written agreements or instruments having terms, conditions and provisions (including, without limitation, provisions relating to principal amount, maturity, covenants, defaults, interest, and subordination) satisfactory in form and substance to the Required Lenders in their sole discretion (the Indebtedness described hereinabove and in clauses (ii) and (ix) of this
         SECTION 8.2, collectively, the "Subordinated Indebtedness"); provided that, as further conditions to the issuance of any Subordinated Indebtedness (other than Subordinated Indebtedness issued or sold in accordance with clause (ix) below), (1) immediately after giving effect to the issuance of such Subordinated Indebtedness, no Default or Event of Default shall exist, (2) all agreements and instruments evidencing or governing such Subordinated Indebtedness shall have been approved in writing by the Required Lenders (or the Agent on their behalf), and (3) prior to or concurrently with the issuance of such Subordinated Indebtedness, the Borrower shall have delivered to the Agent a certificate, signed by a Financial Officer of the Borrower, satisfactory in form and substance to the Required Lenders and to the effect that, after giving effect to the incurrence of such Subordinated Indebtedness, the Borrower is in compliance with the financial covenants set forth in ARTICLE VII such compliance being determined with regard to calculations made on a pro forma basis in accordance with GAAP as of the last day of the fiscal quarter then most recently ended and as if such Subordinated Indebtedness had been incurred on the first day of the period applicable to such covenants (such calculations to be attached to such certificate); and provided further that the Net Cash Proceeds from the issuance of such Subordinated Indebtedness shall be applied to prepay the Loans and reduce the Commitments in accordance with, and to the extent required under, the provisions of SECTION 2.6;

             (vii) purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of capital lease obligations, and any renewals, refinancings or replacements thereof (subject to the limitations on the principal amount thereof set forth in this CLAUSE (VII)), which Indebtedness shall not exceed $7,000,000 in aggregate principal amount during the term of this Agreement; provided, that purchase money Indebtedness expressly approved by the Required Lenders in connection with a Permitted Acquisition shall not count toward the $7,000,000 basket included in this clause (VII);

             (viii) Contingent Obligations incurred by the Borrower or any Subsidiary in connection with (a) endorsements by the Borrower or any such Subsidiary of negotiable instruments in the ordinary course of business, (b) obligations of the Subsidiaries under the Subsidiary Guaranty and (c) guarantees of any of the Indebtedness permitted under this SECTION 8.2;

             (ix) seller debt securities issued or sold in connection with any Permitted Acquisition and consisting of up to fifty percent (50%) of the Purchase Amount for any such Permitted Acquisition; provided, that (a) such debt securities (i) have a term of not less than five (5) years, (ii) amortize principal in no greater than equal annual installments over the term thereof, and (iii) are subordinated to the Obligations pursuant to the Subordination Terms (which provide for the subordination of any Lien permitted pursuant to SECTION 8.3(X)(A) hereof) or (b) the terms of such debt securities are expressly consented to by the Required Lenders; and

             (x) other unsecured Indebtedness not exceeding $1,000,000 in aggregate principal amount outstanding at any time (which Indebtedness shall not increase the $10,000,000 aggregate and $3,000,000 individual baskets included in clause (IV) above with respect to Permitted Joint Ventures and Permitted Minority Investments).

         8.3 Liens. The Borrower will not, and will not permit or cause any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, "Permitted Liens"):

             (i)   Liens created under the Security Documents;

             (ii)  Liens in existence on the Closing Date and set forth on
         SCHEDULE 8.3;

             (iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than forty five (45) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

             (iv) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under
         SECTION 9.1(J)) incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

             (v) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

             (vi) Liens securing the purchase money Indebtedness permitted under clause (vii) of SECTION 8.2, provided that any such Lien (a) shall attach to such property concurrently with or within ten (10) days after the acquisition thereof by the Borrower or such Subsidiary, (b) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to the Borrower or such Subsidiary and
         (c) shall not encumber any other property of the Borrower or any Subsidiary;

             (vii) any attachment or judgment Lien not constituting an Event of Default under SECTION 9.1(H) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

             (viii) Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

             (ix) with respect to any real property occupied by the Borrower or any Subsidiary, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes; and

             (x) subordinated Liens securing the seller debt securities permitted under clause (ix) of SECTION 8.2, provided that such Liens
         (a) shall apply solely to furniture, fixtures and equipment acquired from a Target in a Permitted Acquisition, (b) shall attach to such property concurrently with or within ten (10) days after the acquisition thereof by the Borrower or such Subsidiary, and (c) shall not encumber any other property of the Borrower or any Subsidiary.

         8.4 Disposition of Assets. The Borrower will not, and will not permit or cause any Subsidiary to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary ), or enter into any arrangement with any Person providing for the lease by the Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

             (i) sales of inventory and licenses or leases of Intellectual Property and other property and assets and termination or disposition of licenses or leases, in each case in the ordinary course of business;

             (ii) the sale or exchange of used or obsolete equipment to the extent (y) the proceeds of such sale are applied towards, or such equipment is exchanged for, replacement equipment or (z) such equipment is no longer necessary for the operations of the Borrower or its applicable Subsidiary in the ordinary course of business;

             (iii) the sale and lease back of personal property of the Borrower or any Material Subsidiary, the Net Proceeds of which are used to prepay the Loans and reduce the Commitments in accordance with the terms of SECTION 2.6 hereof;

             (iv) the sale, lease or other disposition of assets by a Subsidiary to the Borrower or to a Subsidiary Guarantor if, immediately after giving effect thereto, no Default or Event of Default would exist; and provided, further, that sales, leases, or other dispositions of assets to Permitted Joint Ventures, when aggregated with unsecured intercompany Indebtedness of Permitted Joint Ventures permitted under
         SECTION 8.2(IV)


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

         and restricted investments permitted under SECTION 8.5(IX), shall not exceed, for any consecutive twelve month period, $10,000,000 in the aggregate or $3,000,000 individually with respect to Permitted Joint Ventures and, with respect to SECTION 8.5(ix), Permitted Minority Investments (including Purchase Amounts incurred in connection with Permitted Joint Ventures and Permitted Minority Investments and other amounts consented to by the Required Lenders in writing);

             (v) the sale or disposition of assets outside the ordinary course of business for fair value and for cash, provided that (w) the Net Cash Proceeds from such sales or dispositions, when aggregated with the Net Cash Proceeds from all other sales and dispositions not otherwise specifically permitted under this Section that are consummated during the same fiscal quarter or the period of three fiscal quarters immediately prior thereto do not exceed $250,000 in the aggregate for the Borrower and its Subsidiaries, (x) such Net Cash Proceeds are delivered to the Agent promptly after receipt thereof for application in prepayment of the Loans and reduction of the Commitments in accordance with the provisions of SECTION 2.6, (y) in no event shall the Borrower or any Material Subsidiary sell or otherwise dispose of any of the Capital Stock of any Material Subsidiary, and (z) immediately after giving effect thereto, no Default or Event of Default would exist;

             (vi)  the sale and lease back transactions described on
         SCHEDULE 8.4, the Net Proceeds of which are used to reduce the Loans and Commitments in accordance with the terms of SECTION 2.6 hereof; and

             (vii) the sale or disposition of immaterial assets by an immaterial Subsidiary in the ordinary course of business.

         8.5 Investments. The Borrower will not, and will not permit or cause any Subsidiary to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Material Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, "Investments"), or make a commitment or otherwise agree to do any of the foregoing, other than:

             (i)   Cash Equivalents;

             (ii) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of Intellectual Property, real property and other assets, in each case in the ordinary course of business;

             (iii) Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business, extensions of


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         trade credit in the ordinary course of business, and receivables created and prepaid expenses incurred in the ordinary course of business;

              (iv) without duplication, Investments consisting of intercompany Indebtedness permitted under clause (iv) of SECTION 8.2;

              (v)   Investments existing on the Closing Date and described in
         SCHEDULE 8.5;

              (vi) Investments of the Borrower under Hedge Agreements with any Lender for purposes of limiting or fixing the rate of interest that would be payable in connection with the Loans;

              (vii) Investments consisting of the making of capital contributions or the purchase of Capital Stock (a) by the Borrower or any Subsidiary in any other Person that is (or immediately after giving effect to such Investment will be) a Subsidiary Guarantor (provided, that investments in Permitted Joint Ventures and Minority Investments shall satisfy the limitations set forth in clause (ix) of this SECTION 8.5), provided that the Borrower complies with the provisions of
         SECTION 6.10, and (b) by any Subsidiary in the Borrower;

             (viii) Permitted Acquisitions (subject to the limitations set forth in clause (ix) below);

             (ix) investments in Permitted Joint Ventures and Permitted Minority Investments that, when aggregated with unsecured intercompany Indebtedness of Permitted Joint Ventures permitted under SECTION 8.2(IV) and dispositions of assets to Permitted Joint Ventures permitted under SECTION 8.4(IV), shall not exceed, for any consecutive twelve month period, $10,000,000 in the aggregate or $3,000,000 individually with respect to Permitted Joint Ventures and, with respect to this clause 8.5(IX), Permitted Minority Investments (including Purchase Amounts incurred in connection with Permitted Joint Ventures and Permitted Minority Investments and other amounts consented to by the Required Lenders in writing but excluding the investments set forth in SCHEDULE 8.5);

             (x) Physician Minority Investment Loans incurred in connection with a Permitted Minority Investment, excluding the investments set forth in SCHEDULE 8.5;

             (xi) loans to physicians in Managed Practices of up to $500,000 in the aggregate during any consecutive twelve month period, but excluding the loans set forth in Schedule 8.5; provided that Physician Minority Investment Loans and other loans to physicians expressly approved by the Required Lenders in connection with a Permitted Acquisition or a Permitted Minority Investment shall not count toward the $500,000 basket included in this clause (XI); and

             (xii) other Investments in an aggregate amount, as valued at the time each such Investment is made, not exceeding $100,000 for all such Investments from and after the Closing Date (which Investments shall not increase the $10,000,000 aggregate and


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

         $3,000,000 individual baskets included in clause (IX) above with respect to Permitted Joint Ventures and Minority Investments).

         8.6 Restricted Payments.

         (a) The Borrower will not, and will not permit or cause any Subsidiary to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options (it being understood that the Borrower may issue options) to acquire its Capital Stock, or set aside funds for any of the foregoing, except that:

             (i) the Borrower may declare and make dividend payments or other distributions payable solely in its common stock and preferred stock (as long as such preferred stock does not constitute Disqualified Capital Stock); and

             (ii) each Subsidiary may declare and make dividend payments or other distributions to the Borrower or another Subsidiary Guarantor, to the extent not prohibited under applicable Requirements of Law; provided, that Permitted Joint Ventures may make distributions in accordance with distribution provisions of organizational documents reasonably approved by the Required Lenders so long as no Default or Event of Default then exists or would result immediately after giving effect thereto.

         (b) The Borrower will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any voluntary, optional or required payment or prepayment of principal on, or make any other payments of indemnification or premium with respect to, any Permitted Senior Subordinated Debentures or any Subordinated Indebtedness, or directly or indirectly make any redemption (including pursuant to any change of control provision), retirement, defeasance or other acquisition for value of any Permitted Senior Subordinated Debentures or any Subordinated Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes; provided that, subject to the terms of any subordination agreement applicable to the seller debt securities, the Borrower and its Subsidiaries may make scheduled payments (but not prepayments) of principal and interest under such seller debt securities. Notwithstanding the foregoing, the Borrower will not, and will not permit or cause any of its Subsidiaries to, make any payment of principal, interest, or any other sum due under such seller debt securities during the continuation of an Event of Default.

         (c) The Borrower will not, and will not permit or cause any of its Subsidiaries to, make any payment (whether voluntary, optional or required) or prepayment of principal on the seller notes set forth on SCHEDULE 8.6 other than in common stock of the Borrower in accordance with the terms of such notes.

         8.7 Transactions with Affiliates. The Borrower will not, and will not permit or cause any Subsidiary to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director,


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

stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary; provided, however, that nothing contained in this Section shall prohibit:

              (i) transactions described on SCHEDULE 8.7 or otherwise expressly permitted under this Agreement; and

              (ii) the payment by the Borrower of reasonable and customary fees to members of its board of directors.

         8.8 Lines of Business. The Borrower will not, and will not permit or cause any Material Subsidiary to, engage in any business other than the business of providing management services to providers of ear, nose, throat, head and neck healthcare services (and related fields of allergy, audiology, pulmonology, oral surgery, plastic surgery and sleep medicine), within the United States of America and services, businesses and activities ancillary thereto, including, but not limited to, investments in and management of ambulatory surgery centers, diagnostic imaging centers and managed care and similar plans.

         8.9 Certain Amendments. The Borrower will not, and will not permit or cause any Subsidiary to, (i) amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any agreement or instrument evidencing or governing any Permitted Senior Subordinated Debentures or any other Subordinated Indebtedness, the effect of which would be to (a) increase the principal amount due thereunder, (b) shorten or accelerate the time of payment of any amount due thereunder (including, without limitation, the maturity date), (c) increase the applicable interest rate or amount of any fees or costs due thereunder, (d) amend any of the subordination provisions thereunder (including any of the definitions relating thereto), (e) make any covenant or event of default therein more restrictive or add any new covenant or event of default, (f) amend or add additional prepayment or redemption provisions thereunder, (g) allow for the creation, incurrence or assumption of additional Liens or (h) otherwise materially and adversely affect the Lenders, or breach or otherwise violate any of the subordination provisions applicable thereto, including, without limitation, restrictions against payment of principal and interest thereon, or (ii) amend, modify or change any provision of its articles or certificate of incorporation, certificate of formation, bylaws, partnership agreement, operating agreement or other organic document, the Stockholders Agreement, or the terms of any class or series of its Capital Stock, other than in a manner that would not reasonably be expected to adversely affect the Lenders.

         8.10 Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (ii) the ability of any Subsidiary to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any Subsidiary Guarantor, to make loans or advances to the Borrower or any Subsidiary Guarantor, or to transfer any of its assets or properties to the Borrower or any Subsidiary Guarantor, in each case other


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

than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

         8.11 No Other Negative Pledges. The Borrower will not, and will not permit or cause any Material Subsidiary to, directly or indirectly, enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in (i) this Agreement and the Security Documents, (ii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iii) operating leases of real or personal property entered into by the Borrower or any Subsidiary as lessee in the ordinary course of business, (iv) pursuant to the Investment Agreement and (v) in the agreements set forth on SCHEDULE 8.11; provided that all Liens set forth in this Agreement and the Security Documents from time to time are permitted under each of the above.

         8.12 Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

         8.13 Accounting Changes. The Borrower will not, and will not permit or cause any Subsidiary to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.

         8.14 Hazardous Wastes. The Borrower will not, and will not permit or cause any Subsidiary to, permit any Hazardous Substances to be unlawfully brought on, to or located on any real property owned or leased by the Borrower or any Subsidiary, except in material compliance with all applicable Environmental Laws; and if any such material is brought or found located thereon in violation of any applicable law, it shall be handled as required pursuant to applicable Environmental Laws and to the Agent's reasonable satisfaction, and any required environmental cleanup procedures shall be diligently undertaken pursuant to all such Environmental Laws, and the obligations hereunder with respect to any such materials brought or located thereon while the Borrower or any Subsidiary owned or leased any such real property shall survive any foreclosure of any mortgage and other deeds of trust or mortgages. THE BORROWER HEREBY ACKNOWLEDGES THAT FOR SO LONG AS THE LENDERS HAVE NOT FORECLOSED AND TAKEN TITLE TO, OR POSSESSION AND CONTROL OF THE REALTY, OR TAKEN OVER CONTROL OF WASTE HANDLING PRACTICES, ALL HAZARDOUS WASTE HANDLING PRACTICES AND ENVIRONMENTAL PRACTICES AND PROCEDURES ARE THE SOLE RESPONSIBILITY OF THE BORROWER AND ITS SUBSIDIARIES AND THE BORROWER AND ITS SUBSIDIARIES HAVE FULL DECISION-MAKING POWER WITH RESPECT THERETO, AS WITH RESPECT TO THE LENDERS. THE BORROWER FURTHER ACKNOWLEDGES THAT NEITHER THE AGENT NOR ANY LENDER IS AN ENVIRONMENTAL CONSULTANT, ENGINEER, INVESTIGATOR OR INSPECTOR OF ANY TYPE WHATSOEVER. NO ACT (OR DECISION NOT TO ACT) OF THE AGENT OR ANY LENDER RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL GIVE RISE TO ANY OBLIGATION OR LIABILITY ON THE PART OF THE AGENT OR ANY LENDER WITH RESPECT TO ENVIRONMENTAL MATTERS UNLESS SUCH ACTION IS AFTER THE LENDERS HAVE FORECLOSED ON AND TAKEN POSSESSION AND CONTROL OF THE SUBJECT

PROPERTY AND SUCH ACTION PROXIMATELY RESULTS IN SUCH CONTAMINATION. IN NO EVENT SHALL ANY INFORMATION OBTAINED FROM THE AGENT OR ANY LENDER OR THEIR RESPECTIVE AGENTS PURSUANT TO THIS AGREEMENT OR ANY CREDIT DOCUMENT CONCERNING THE ENVIRONMENTAL CONDITION OF THE REALTY BE CONSIDERED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES (OR ANY OTHER RECIPIENT OF SUCH INFORMATION) AS CONSTITUTING LEGAL OR ENVIRONMENTAL CONSULTING, ENGINEERING, INVESTIGATING OR INSPECTING ADVICE, AND NEITHER THE BORROWER NOR ANY OF ITS SUBSIDIARIES (NOR ANY OTHER RECIPIENT OF SUCH INFORMATION) SHALL RELY ON SAID INFORMATION AS SUCH. THE RESPONSIBILITY FOR COMPLIANCE WITH ENVIRONMENTAL LAWS RESTS SOLELY WITH THE BORROWER AND ITS SUBSIDIARIES FOR SO LONG AS THE LENDERS HAVE NOT FORECLOSED AND TAKEN TITLE TO, OR POSSESSION AND CONTROL OF THE REALTY, OR TAKEN OVER CONTROL OF WASTE HANDLING PRACTICES.

                                   ARTICLE IX


                                EVENTS OF DEFAULT

         9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

         (a) The Borrower shall fail to pay (i) any principal of any Loan, any Reimbursement Obligation, any fee or any other Obligation (other than interest) when due or (ii) any interest on any Loan within three (3) Business Days of the due date;

         (b) The Borrower or any Subsidiary shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of SECTIONS 2.14, 6.1, 6.2, 6.3(I), 6.9, 6.10, 6.11 or in ARTICLE VII or ARTICLE VIII;

         (c) The Borrower or any Subsidiary shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and (b) above, and such failure (i) is deemed by the terms of the relevant Credit Document to constitute an Event of Default or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Agent or any Lender to the Borrower;

         (d) Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished;

         (e) The Borrower or any Material Subsidiary shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace

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period) (y) any principal of or interest on the Permitted Senior Subordinated
Debentures or any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $250,000 or (z) any termination or other payment under any Hedge Agreement covering a notional amount of Indebtedness of at least $250,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to the Permitted Senior Subordinated Debentures or any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice, lapse of time, or both), such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

         (f) The Borrower or any Material Subsidiary shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

         (g) Any involuntary petition or case shall be filed or commenced against the Borrower or any Material Subsidiary seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

         (h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $250,000 shall be entered or filed against the Borrower or any Material Subsidiary or any of their respective properties and the same shall not be dismissed, stayed, bonded pending appeal, or discharged within a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder;

         (i) Any Security Document to which the Borrower or any Material Subsidiary is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Agent or any Lender; or the Borrower or any such Material Subsidiary shall assert any of the foregoing; or any Subsidiary or any Person acting on behalf of any such Material Subsidiary shall deny or disaffirm such Subsidiary's obligations under the Subsidiary Guaranty;

         (j) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Borrower and its ERISA Affiliates have incurred or would incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $250,000;

         (k) There shall occur a Limitation with respect to any one or more Licenses or Reimbursement Approvals of the Borrower, any Subsidiary or any Managed Practice, or any other action shall be taken by any Governmental Authority or other Person in response to any alleged failure by the Borrower, any Subsidiary or any Managed Practice to be in compliance with applicable Requirements of Law, and such Limitation or other action, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

         (l) The following three conditions shall occur: (i) any one or more Environmental Claims shall have been asserted against the Borrower or any Subsidiary; (ii) the Borrower and its Subsidiaries shall incur or would be reasonably likely to incur liability as a result thereof; and (iii) such liability, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

         (m) The Borrower and its Subsidiaries shall be in breach of or default under the terms of ten percent (10%) or more of the number of agreements for the lease of real property (for example, on the Closing Date the Borrower and its Subsidiaries have 67 leases so 7 leases would be 10% of such number), and the effect of such breach or default is to terminate, or permit the other party or parties thereto to terminate, such lease or leases; or a default is declared against the Borrower or any Material Subsidiary under any Material Contract (after giving effect to any applicable notice and cure periods provided for therein) and the failure to cure such default would reasonably be expected to result in a Material Adverse Effect;

         (n) There shall occur (i) any uninsured damage to, or loss, theft or destruction of, any Collateral or other properties of the Borrower and its Material Subsidiaries having an aggregate fair market value in excess of $250,000 or (ii) any labor dispute, act of God or other casualty that has or would be reasonably likely to have a Material Adverse Effect;

         (o) Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group, other than the existing stockholders of the Borrower as of the date hereof or a group comprised solely of such Persons, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 25% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or
(ii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of the Borrower as of the date hereof (or their replacements approved as herein required); or (iii) the TA Funds shall cease to own at least fifty percent (50%) of their collective equity interests in the Borrower as of the date hereof; or (iv) either Ramie A. Tritt or Gerald
R. Benjamin ceases to own at least 67% (for so long as the Permitted Senior Subordinated Debentures are outstanding, and thereafter 50%) of the shares of stock or other equity interest he controls in the Borrower on the Closing Date following completion of the Transactions; provided that, any transfer to trusts established for estate planning purposes by Ramie A. Tritt or Gerald R. Benjamin and controlled by either of them and any transfer pursuant to a will or the laws of descent and distribution upon the death of either Ramie A. Tritt or Gerald R. Benjamin shall not be an Event of Default; or

         (p) The Subordination Agreement shall for any reason cease to be in full force and effect or cease to be effective to give the Agent any of its rights thereunder, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Agent or any Lender; or the Borrower or any of its Subsidiaries shall assert any of the foregoing.

         9.2 Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

         (a) Declare the Commitments and the Issuing Lender's obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to SECTION 9.1(F) or SECTION 9.1(G), the Commitments and the Issuing Lender's obligation to issue Letters of Credit shall automatically be terminated);

         (b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to SECTION 9.1(F) or SECTION 9.1(G), all of the outstanding principal amount of the Loans and all other amounts described in this subsection
(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower);

         (c) Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Agent, to deposit) with the Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Agent in the Cash Collateral Account as security for the Letter of Credit Exposure as described in SECTION 3.8; and


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         (d) Exercise all rights and remedies available to it under this
Agreement, the other Credit Documents and applicable law.

         9.3 Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations to such Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured, the Borrower hereby granting to each Lender a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

                                    ARTICLE X


                                    THE AGENT

         10.1 Appointment. Each Lender hereby irrevocably appoints and authorizes First Union to act as Agent hereunder and under the other Credit Documents and to take such actions as agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto.

         10.2 Nature of Duties. The Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents. The Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in

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writing to do so by the Required Lenders (or, where a higher percentage of the
Lenders is expressly required hereunder, such Lenders).

         10.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person's own gross negligence or willful misconduct, (ii) responsible in any manner to any Lender for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Credit Document, or for the financial condition of the Borrower, its Subsidiaries or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

         10.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Agent in accordance with the provisions of this Agreement. The Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document (i) if such action or omission would, in the reasonable opinion of the Agent, violate any applicable law or any provision of this Agreement or any other Credit Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent's acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

         10.5 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Agent or any such Person hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that (i) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate,


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made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (ii) it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except as expressly provided in this Agreement and the other Credit Documents, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person that may at any time come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         10.6 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Agent shall have no obligation to notify the Lenders with respect thereto. The Agent shall (subject to SECTIONS 10.4 and 11.6) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

         10.7 Indemnification. To the extent the Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (i) to indemnify the Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Loans and the termination of the Commitments) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing, and (ii) to reimburse the Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any expenses incurred by the Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver


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

or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys' fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the party to be indemnified.

         10.8 The Agent in its Individual Capacity. With respect to its Commitment, the Loans made by it, the Letters of Credit issued or participated in by it and the Note or Notes issued to it, the Agent in its individual capacity and not as Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms "Lenders," "Required Lenders," "holders of Notes" and any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, any of its Subsidiaries or any of their respective Affiliates as if the Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

         10.9  Successor Agent. The Agent may resign at any time by giving ten
(10) days' prior written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders will, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), appoint from among the Lenders a successor to the Agent (provided that the Borrower's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within such ten-day period, then the retiring Agent may, on behalf of the Lenders and after consulting with the Lenders and the Borrower, appoint a successor Agent from among the Lenders. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Agent's resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. If no successor to the Agent has accepted appointment as Agent by the thirtieth
(30th) day following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided for hereinabove.

         10.10 Collateral Matters.

         (a) The Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be


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necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

         (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments, termination or expiration of all outstanding Letters of Credit and payment in full of all of the Obligations,
(ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Credit Document or to which the Required Lenders have consented or (iii) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release Collateral pursuant to this subsection (b).

         10.11 Issuing Lender and Swingline Lender. The provisions of this Article (other than SECTION 10.9) shall apply to the Issuing Lender and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Agent.

         10.12 Syndication Agent. Notwithstanding any other provision of this Agreement or any of the other Credit Documents, the Syndication Agent is named as such for recognition purposes only, and in its capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

                                   ARTICLE XI


                                  MISCELLANEOUS

         11.1 Fees and Expenses. The Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of counsel to the Agent actually invoiced) in connection with (w) the Agent's due diligence investigation in connection with, and the preparation, negotiation, execution, delivery and syndication of, this Agreement and the other Credit Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, (x) the administration, monitoring and review of the Loans and the Collateral (including, without limitation, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying and with respect to the engagement of appraisers, consultants, auditors or similar Persons by the Agent at any time, whether before or after the Closing, to render opinions concerning the financial condition of the Borrower or any Subsidiary and the value of the Collateral),
(y) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral and (z) the creation, perfection and maintenance of the perfection of the Agent's Liens upon the Collateral, including, without limitation, Lien search, filing and recording fees, (ii) to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent and each Lender (including, without limitation, reasonable attorneys' fees and expenses actually invoiced) in connection with (x) restructuring of the credit arrangement provided under this Agreement, whether in the nature of a "work-out," in any insolvency or


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bankruptcy proceeding or otherwise and whether or not consummated, and (y) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold the Agent and each Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

         11.2 Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold the Agent and each Lender and each of their respective directors, officers, employees, agents and Affiliates (each, an "Indemnified Person") harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses actually invoiced) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, "Indemnified Costs"), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in connection with the preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans or Letters of Credit (including, without limitation, in connection with the actual or alleged generation, presence, discharge or release of any Hazardous Substances on, into or from, or the transportation of Hazardous Substances to or from, any real property at any time owned or leased by the Borrower or any of its Subsidiaries, any other Environmental Claims or any violation of or liability under any Environmental Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction or pursuant to arbitration as set forth herein to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

         11.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NORTH CAROLINA AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS, INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT FROM TIME TO TIME

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(THE "UNIFORM CUSTOMS"), AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS,
THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE AGENT OR ANY LENDER OR
THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER
ORAL OR WRITTEN) OR ACTIONS OF THE AGENT OR ANY LENDER OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES
ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE
OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL
BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE
(3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE
LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN
THE COURTS OF ANY OTHER JURISDICTION.

         11.4 Arbitration; Preservation and Limitation of Remedies.

         (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Credit Document ("Disputes") between or among the Borrower, its Subsidiaries, the Agent and the Lenders, or any of them, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"), as in effect from time to time, and the Federal Arbitration Act, Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in the city in which the principal office of the Agent is located. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no

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more than a total of sixty (60) days. The expedited procedures set forth in Rule
51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to any Hedge Agreement that is a Credit Document. The parties do not waive applicable federal or state substantive law except as provided herein.

         (b) Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any Collateral by exercising a power of sale granted pursuant to any of the Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help, including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute. The Borrower agrees to pay the reasonable fees and expenses of counsel to the Agent and the Lenders in connection with any Dispute subject to arbitration as provided herein.

         11.5 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

         (a) if to the Borrower, to Physicians' Specialty Corp., 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342, Telecopy No. (404) 250-0162, with a copy to Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109-2881, Attention: Steven M. Ellis, Telecopy No. (617) 523-1231;

         (b) if to the Agent, to First Union National Bank, One First Union Center, DC-5, 301 South College Street, Charlotte, North Carolina 28288-0735,
Attention: Syndication Agency Services, Telecopy No. (704) 383-0288;

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         (c) if to any Lender, to it at the address set forth on its signature page hereto (or if to any Lender not a party hereto as of the date hereof, at the address set forth in its Assignment and Acceptance);

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Agent shall not be effective until received by the Agent.

         11.6 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Required Lenders (or by the Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

         (a) unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations (other than fees payable to the Agent for its own account), or (ii) extend the Revolving Credit Maturity Date, the Swingline Maturity Date or any other date (including any scheduled date for the mandatory reduction or termination of any Commitments) fixed for the payment of any principal of or interest on any Loan (other than additional interest payable under SECTION 2.8(B) at the election of the Required Lenders, as provided therein), any fees referred to in SECTION 2.9 (other than fees payable to the Agent for its own account) or any other Obligations or extend the expiry date of any Letter of Credit beyond the seventh day prior to the Revolving Credit Maturity Date;

         (b) unless agreed to by all of the Lenders, (i) increase or extend any Commitment of any Lender (it being understood that a waiver of any Event of Default, if agreed to by the requisite Lenders hereunder, shall not constitute such an increase), (ii) change the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Agent to take, any action hereunder (including as set forth in the definition of "Required Lenders"), (iii) except as may be otherwise specifically provided in this Agreement or in any other Credit Document, release all or substantially all of the Collateral or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, or (iv) change any provision of SECTION 2.15 or this Section; and

         (c) unless agreed to by the Issuing Lender, the Swingline Lender or the Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Lender, the Swingline Lender or the Agent, as applicable, hereunder or under any of the other Credit Documents;

and provided further that the Fee Letter and any Hedge Agreement to which any Lender is a party may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

         11.7 Assignments, Participations.

         (a) Each Lender may assign to one or more other Eligible Assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, all of its Swingline Commitment, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit); provided, however, that (i) any such assignment (other than an assignment to a Lender or an Affiliate of a Lender) shall not be made without the prior written consent of the Agent and the Borrower (to be evidenced by its counterexecution of the relevant Assignment and Acceptance), which consent shall not be unreasonably withheld (provided that the Borrower's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing), (ii) each such assignment shall be of a uniform, and not varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender, no such assignment shall be in an aggregate principal amount (determined as of the date of the Assignment and Acceptance with respect to such assignment) less than (y) in the case of Revolving Credit Commitments, $5,000,000, determined by combining the amount of the assigning Lender's outstanding Revolving Loans, Letter of Credit Exposure and Unutilized Revolving Credit Commitment being assigned pursuant to such assignment (or, if less, the entire Revolving Credit Commitment of the assigning Lender), or (z) in the case of Swingline Loans, the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, and (iv) the parties to each such assignment will execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and will pay a nonrefundable processing fee of $3,000 to the Agent for its own account. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, which effective date shall be at least five (5) Business Days after the execution thereof (unless the Agent shall otherwise agree), (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than rights under the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Acceptance) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The terms and provisions of each Assignment and Acceptance shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Agent and the other parties hereto as if set forth at length herein.

         (b) The Agent will maintain at its address for notices referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

         (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and, if required, counterexecuted by the Borrower, together with the Note or Notes subject to such assignment and the processing fee referred to in subsection (a) above, the Agent will (i) accept such Assignment and Acceptance, (ii) on the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Borrower and the Lenders. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, will execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of the Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the provisions of SECTION 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments of the Assignee and (to the extent of any retained interests) the assigning Lender, dated the date of the replaced Note or Notes and otherwise in substantially the form of EXHIBIT A. The Agent will return canceled Notes to the Borrower.

         (d) Each Lender may, without the consent of the Borrower, the Agent or any other Lender, sell to one or more other Persons (each, a "Participant") participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender's rights and obligations under this Agreement, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions that would (x) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations, (y) extend the Revolving Credit Maturity Date, the Swingline Maturity Date, or any other date fixed for the payment of any principal of or interest on any Loan, any fees or any other Obligations, or
(z) increase or extend any Commitment of any Lender), and (iv) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant's rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Lender for purposes of SECTIONS 2.16(A), 2.16(B), 2.17, 2.18 and 9.3, and shall be entitled to the benefits thereto, to the extent that the Lender granting such participation would be entitled to such benefits if the participation had not been made, provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made.

         (e) Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to any Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder.

         (f) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee or Participant or proposed Assignee or Participant agrees in writing to keep such information confidential to the same extent required of the Lenders under SECTION 11.13.

         11.8 No Waiver. The rights and remedies of the Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Borrower and the Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

         11.9 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) the Borrower shall not sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement without the prior written consent of all of the Lenders and (ii) any Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of SECTION 11.7.

         11.10 Survival. All representations, warranties and agreements made by or on behalf of the Borrower and its Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of SECTIONS 2.16(A), 2.16(B), 2.17, 2.18, 10.7, 11.1 and 11.2, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.

         11.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

         11.12 Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

         11.13 Confidentiality. Each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower or any Subsidiary in connection with this Agreement or any other Credit Document; provided, however, that any Lender may disclose such information (i) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (ii) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over such Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (iii) in connection with any proceeding to enforce its rights hereunder or under any other Credit Document or any other litigation or proceeding related hereto or to which it is a party, (iv) to the Agent or any other Lender, (v) to the extent the same has become publicly available other than as a result of a breach of this Agreement and (vi) pursuant to and in accordance with the provisions of SECTION 11.7(F).

         11.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

         11.15 Disclosure of Information. The Borrower agrees and consents to the Agent's disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

         11.16 Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, INCLUDING, WITHOUT LIMITATION, THE COMMITMENT LETTER FROM FIRST UNION TO THE BORROWER DATED JUNE 10, 1999, BUT SPECIFICALLY EXCLUDING THE FEE LETTER, AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                     PHYSICIANS' SPECIALTY CORP.


                                     By:    /s/ Gerald R. Benjamin
                                        --------------------------------------

                                     Title:    Executive Vice President
                                           -----------------------------------






























                             (signatures continued)

                               FIRST UNION NATIONAL BANK, as
                                 Administrative Agent and as a Lender


                               By:   /s/ Joyce L. Barry
                                  -----------------------------------------
Commitment:
$20,000,000                    Title:   Senior Vice President
                                     --------------------------------------


                               Instructions for wire
                                 transfers to the Agent:

                               First Union National Bank
                               ABA Routing No. 053000219
                               Charlotte, North Carolina
                               Account Number: 0145916 8110012, RC 0001802
                               Account Name: Physicians' Specialty Corp.
                               Attention: Tonya Rhyne

                               Address for notices as a Lender:

                               First Union National Bank
                               One First Union Center, 5th Floor
                               301 South College Street
                               Charlotte, North Carolina 28288-0735
                               Attention: Joyce Barry
                               Telephone: (704) 374-4151
                               Telecopy: (704) 715-1997

                               Lending Office:

                               First Union National Bank
                               One First Union Center, 5th Floor
                               301 South College Street
                               Charlotte, North Carolina 28288-0735
                               Attention: Joyce Barry
                               Telephone: (704) 374-4151
                               Telecopy: (704) 715-1997






                             (signatures continued)

                             CIBC INC., as a Lender


                             By:  /s/ Gerald Girardi
                                ------------------------------------------
Commitment:
$15,000,000                  Title: Executive Director, CIBC World Markets
                                   ----------------------------------------
                                    Corp., as agent
                                   ----------------------------------------

                             Instructions for wire transfers:

                             The Bank of New York
                             ABA Routing No.:  021-000-018
                             Account Number: 890-0331-046
                             Account Name: CIBC New York
                             Attention: Atlanta
                             Re: Physicians' Specialty Corporation with
                                 payment details


                             Address for notices:

                             CIBC Inc.
                             425 Lexington Avenue, 8th Floor
                             New York, New York 10017
                             Attention:  Gerald Girardi, Executive Director
                             Telephone:  (212) 856-3649
                             Telecopy:  (212) 856-3761

                             Lending Office:

                             CIBC Inc.
                             2727 Paces Ferry Road, Suite 1200
                             Paces West, Building 2
                             Atlanta, Georgia 30339
                             Attention:  Tonya Hunter
                             Telecopy:  (770) 319-4950








                             (signatures continued)

                              BANK OF AMERICA, N.A.


                              By:  /s/ Walter Bland
                                 --------------------------------------------
Commitment:
$15,000,000                   Title:   Senior Vice President
                                    -----------------------------------------

                              Instructions for wire transfers:

                              Bank of America, N.A.
                              ABA Routing No. 061000052
                              Atlanta, Georgia
                              Account Number: 003251640613
                              Account Name: Bank of America
                              Attention: Janet Perez; (404) 607-5859
                              Re:  Physicians' Specialty Corp.

                              Address for notices:

                              Bank of America, N.A.
                              600 Peachtree Street, 19th Floor
                              Atlanta, Georgia 30308
                              Attention: Walter Bland
                              Telephone: (404) 607-5861
                              Telecopy: (404) 607-6343
                              E-Mail:  walter.bland@bankofamerica.com

                              Lending Office:

                              Bank of America, N.A.
                              600 Peachtree Street, 19th Floor
                              Atlanta, Georgia 30308
                              Attention: Janet Perez
                              Telephone: (404) 607-5859
                              Telecopy: (404) 607-6338
                              E-Mail:  janet.perez@bankofamerica.com






                             (signatures continued)

                           U.S. BANK NATIONAL ASSOCIATION


                           By: /s/ Forrest F. Vollrath
                              ---------------------------------------
Commitment:
$10,000,000                Title:   Vice President
                                 ------------------------------------

                           Instructions for wire transfers:

                           U.S. Bank National Association
                           ABA Routing No. 091000022
                           Minneapolis, Minnesota
                           Account Number: 300-0130-1540830
                           Account Name:  U.S. Bank--Asset Based Lending
                                          Division
                           Attention: Jean Matlock
                           Re:  Physicians' Specialty settlement, interest, fees

                           Address for notices:

                           U.S. Bank National Association
                           Mailstation: MPFP0512
                           601 Second Avenue South
                           Minneapolis, Minnesota 55402
                           Attention: Forrest Vollrath
                           Telephone: (612) 973-0630
                           Telecopy: (612) 973-0829
                           E-Mail:  forrest.vollrath@usbank.com

                           Lending Office:

                           U.S. Bank National Association
                           Mailstation: MPFP0512
                           601 Second Avenue South
                           Minneapolis, Minnesota 55402
                           Attention: Jean Matlock
                           Telephone: (612) 973-0601
                           Telecopy: (612) 973-0829
                           E-Mail:  jean.matlock@usbank.com